Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

among

COVIA HOLDINGS CORPORATION,

COVIA LIME LLC

and

MISSISSIPPI LIME COMPANY

_________________________________________________

Dated as of July 3, 2019

_________________________________________________

i

ANNEXES

Annex ADefinitions

Annex BAccounting Principles

Annex CSample Calculation of Target Working Capital

EXHIBITS

Exhibit AForm of Assignment Agreements

Exhibit BForm of FIRPTA Certificate

Exhibit CForm of Transition Services Agreement

Exhibit DForm of Title Company Affidavits

SCHEDULES

Purchaser Disclosure Schedule

Seller Disclosure Schedule

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of July 3, 2019, is made by and among covia holdings corporation, a Delaware corporation (“Seller”), COVIA LIME LLC, a Delaware limited liability company (the “Company”), and MISSISSIPPI LIME COMPANY, a Missouri corporation (“Purchaser”).  Each of Seller, the Company and Purchaser is sometimes individually referenced herein as a “Party”, and all of Seller, the Company and Purchaser are sometimes collectively referenced herein as the “Parties”.  Certain capitalized terms used herein have the applicable meanings set forth in Annex A.

RECITALS

WHEREAS, the Company is engaged in the business of manufacturing quicklime and hydrated lime at the Plant and selling and distributing such products throughout the Southeastern United States (the “Business”);

WHEREAS, Seller is the legal, beneficial and record owner of all of the outstanding limited liability company interests in the Company (the “Company Interests”); and

WHEREAS, Purchaser desires to acquire the Business by purchasing from Seller, and Seller desires to sell the Business by selling to Purchaser, in each case, on the terms and subject to the conditions set forth herein, all of the Company Interests.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article I

PURCHASE AND SALE

Section 1.01Purchase and Sale of the Company Interests.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, convey and deliver to Purchaser, and Purchaser shall accept the transfer, conveyance, assignment and delivery by Seller of, all of Seller’s right, title and interest in, to and under the Company Interests, free and clear of all Liens (other than Liens arising under applicable state and federal securities Laws), and Purchaser shall pay to Seller, and Seller shall accept the payment from Purchaser of, the Purchase Price, payable as set forth in Section 1.02(c)(i) and subject to adjustment as set forth in Section 1.04, in exchange for the Company Interests.

Section 1.02Closing.

(a)The closing of the Transactions (the “Closing”) shall be held at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, at 10:00 a.m., New York City time, on the third (3rd) Business Day following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article VIII (other than those conditions that, by their nature, are to be satisfied by delivery of documents or are otherwise to be satisfied at the Closing and that would be so satisfied, but subject to the satisfaction (or, to the extent permitted by applicable Law, waiver) of such conditions at the Closing), or at such other place, time and date, and in such other manner (including by teleconference and the exchange of documents and signatures by electronic transmission, with delivery of original documents and signatures promptly after Closing, as requested by any Party) as shall be agreed between Purchaser and Seller.  The date on which the Closing takes place is referenced in this Agreement as the “Closing Date”.  The Closing shall be deemed to be effective as of 12:01 a.m., New York City time, on the Closing Date.

(b)At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(i)the certificate required to be delivered pursuant to Section 5.05;

(ii)the certificate required to be delivered pursuant to Section 8.01(a)(i);

(iii)the certificate required to be delivered pursuant to Section 8.01(a)(ii);

(iv)a certificate of an appropriate officer of the Company certifying the true, correct and complete copies of the Company’s organizational and governing documents, and including a recent certificate of good standing (or equivalent) for the Company in the jurisdiction of the Company’s formation; and

(v)counterparts of the Other Transaction Documents to which Seller or any of its Affiliates is a party, duly executed by Seller or such Affiliate, as applicable.

(c)At the Closing, Purchaser shall deliver or cause to be delivered:

(i)by wire transfer to a bank account designated in writing by Seller no later than two (2) Business Days prior to the Closing Date, immediately available funds in an amount equal to the Closing Date Purchase Price;

(ii)to the parties to be paid with respect to Unpaid Company Transaction Expenses, the amount of Unpaid Company Transaction Expenses to be paid at Closing, pursuant to the Estimated Statement and the payment instructions included in applicable invoices;

(iii)to Seller, the certificate required to be delivered pursuant to Section 8.02(a); and

(iv)to Seller, counterparts of the Other Transaction Documents to which Purchaser or any of its Affiliates is a party, duly executed by Purchaser or such Affiliate, as applicable.

Section 1.03Estimated Statement.  No later than three (3) Business Days prior to the Closing, Seller shall deliver to Purchaser a written statement setting forth its good faith estimate of each of the following as of the Measurement Time, all as based on the books and records of the Company and determined and calculated in accordance with the Accounting Principles and applicable definitions set forth herein, and in a manner consistent with the Sample Calculation:  (a) Cash, (b) Funded Debt, (c) Working Capital and (d) Unpaid Company Transaction Expenses,

together with a calculation of the Closing Date Purchase Price (the “Estimated Statement”).  Concurrently with the Estimated Statement, Seller shall deliver to Purchaser invoices in respect of any Unpaid Company Transaction Expenses being paid in connection with the Closing, in form and substance reasonably acceptable Purchaser and including (i) the amount to be paid at Closing with respect to such Unpaid Company Transaction Expense, and (ii) the wire transfer instructions for the recipient thereof.

Section 1.04Post-Closing Adjustment.

(a)As soon as reasonably practicable following the Closing Date, and, in any event, no later than sixty (60) days thereafter, Purchaser shall prepare and deliver to Seller (i) an unaudited balance sheet of the Company as at the Closing (the “Closing Balance Sheet”) and (ii) a statement (together with the Closing Balance Sheet, the “Statement”) setting forth, in each case, as of the Measurement Time, Purchaser’s calculation of (A) Working Capital, (B) Cash, (C) Funded Debt and (D) Unpaid Company Transaction Expenses, together with a calculation of the Purchase Price based on such amounts and reasonable supporting detail, in the case of each of clauses (i) and (ii), based on the books and records of the Company as of the Measurement Time and determined and calculated in accordance with the Accounting Principles and applicable definitions set forth herein, and in a manner consistent with the Sample Calculation, and without taking into account (x) any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting from the Transactions or (y) any change, circumstance, act, decision, fact or development occurring after the Measurement Time for purposes of establishing or altering a reserve or otherwise.  If Purchaser fails to timely deliver or cause to be delivered a Statement in accordance with this Section 1.04(a), then the Estimated Statement shall be deemed to be the Statement, and Seller may deliver a Notice of Disagreement with respect thereto in accordance with Section 1.04(b).

(b)During the sixty (60) day period following Seller’s receipt of the Statement, Seller and its Representatives shall be permitted to review any working papers of Purchaser and its Representatives prepared in connection with the Statement.  The Statement shall become final and binding upon Seller and Purchaser at 11:59 p.m., New York City time, on the date that is sixty (60) days following Seller’s receipt thereof (the “Disagreement Deadline”), unless Seller gives written notice to Purchaser of its disagreement with the Statement and any item or calculation set forth therein (a “Notice of Disagreement”) prior to such time; provided, however, that if Purchaser has not provided the access or information to Seller contemplated by Section 1.04(e), the Disagreement Deadline shall be automatically extended until the date that is five (5) Business Days after Purchaser provides such access or information pursuant to Section 1.04(e).  If the Notice of Disagreement is delivered by Seller prior to the Disagreement Deadline, then the Statement (as revised in accordance with this Section 1.04) shall become final and binding upon Seller and Purchaser on the earlier of (A) the date Seller and Purchaser resolve in writing all differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date all disputed matters are finally resolved in writing by the Accounting Firm.  During the thirty (30) day period following the delivery of a Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve in writing any differences that they have with respect to the matters specified in the Notice of Disagreement and agree on a final and binding determination of such disputed items or calculations.  If any matter specified in the Notice of Disagreement remains in dispute at the end of such thirty (30) day period, then Seller and Purchaser shall engage the dispute resolution group of Ernst & Young LLP or, if Ernst & Young LLP refuses such engagement, the dispute resolution group of an internationally recognized independent accounting firm mutually satisfactory to Seller and Purchaser (the “Accounting Firm”), to resolve any and all such matters and, no later than five (5) days following such engagement, shall submit to the Accounting Firm in writing their respective positions with respect to any and all matters that remain in dispute and that were included in the Notice of Disagreement.  Seller and Purchaser shall jointly instruct the Accounting Firm that it (1) shall act as an expert and not as an arbitrator, (2) shall review only the matters that were included in the Notice of Disagreement and that remain in dispute, (3) shall make its determination in accordance with the requirements of this Section 1.04 and based solely on the written submissions of Seller and Purchaser and their respective Representatives and not by independent review, (4) shall not assign a value for any item that remains in dispute that is greater than the greatest value, or smaller than the smallest value, set forth by either Seller or Purchaser with respect to such item in their written submissions to the Accounting Firm and (5) shall render its written decision as promptly as practicable, but in no event later than thirty (30) days after submission to the Accounting Firm of the last to be submitted of all matters in dispute.  For the avoidance of doubt, neither Seller nor Purchaser shall have any ex parte communications with the Accounting Firm.  Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced.  The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether there were mathematical errors in the Statement and whether any component of the Purchase Price as calculated in the Statement was calculated in accordance with the applicable definitions herein, the Accounting Principles and this Section 1.04, and the Accounting Firm is not authorized or permitted to make any other determination, including any determination as to whether the Accounting Principles were followed in calculating Target Working Capital or whether any inclusion in or omission from the Sample Calculation is correct.  Any determination by the Accounting Firm, and any work or analysis performed by the Accounting Firm in connection with its resolution of any dispute under this Section 1.04, shall not be admissible in evidence in any Proceeding between Seller and Purchaser, other than to the extent necessary to enforce any payment obligation under Section 1.04(c).  Without limiting the generality of the foregoing, the Accounting Firm is not authorized or permitted to make any determination as to any matter contemplated by this Agreement, except as set forth in this Section 1.04.  The Accounting Firm’s determination shall be accompanied by a certificate of the Accounting Firm that it reached its decision in accordance with the provisions of this Section 1.04(b).  The certificate of the Accounting Firm shall be final, conclusive and binding on the Parties, absent manifest error or fraud.  The fees and expenses of the Accounting Firm in its capacity as such shall be borne by Seller and Purchaser in inverse proportion as such Parties may prevail on matters resolved by the Accounting Firm, which proportionate allocations also shall be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.  The fees, costs and expenses of Purchaser incurred in connection with its preparation of the Statement, its review of any Notice of Disagreement and its preparation of any written submission to the Accounting Firm shall be borne by Purchaser, and the fees, costs and expenses of Seller incurred in connection with its review of the Statement, its preparation of any Notice of Disagreement and its preparation of any written submission to the Accounting Firm shall be borne by Seller.

(c)If the Closing Date Purchase Price is less than the Final Purchase Price, then Purchaser shall pay to Seller the amount of such difference by wire transfer of immediately available funds no later than five (5) Business Days after the Statement becomes final and binding on Seller and Purchaser pursuant to Section 1.04(b).  If the Final Purchase Price is less than the Closing Date Purchase Price, then Seller shall pay to Purchaser the amount of such difference by wire transfer of immediately available funds no later than five (5) Business Days after the Statement becomes final and binding on Seller and Purchaser pursuant to Section 1.04(b).

(d)Each line item of Working Capital shall be calculated in the same manner, using the same application of the Accounting Principles, as the corresponding line item of Target Working Capital set forth in the sample calculation set forth as Annex C (the “Sample Calculation”) was calculated.  The Parties acknowledge that the Purchase Price adjustment contemplated by this Section 1.04 can only be effected as intended by the Parties if Target Working Capital and Working Capital as of the Measurement Time are calculated in the same manner and using the same application of the Accounting Principles.  Any inclusion in or omission from the Sample Calculation that is based upon an error of fact or a mathematical error shall be carried forward for purposes of calculating Working Capital as of the Measurement Time.

(e)Purchaser agrees that, from and after the Closing and until the date on which the Statement shall become final and binding on the Parties pursuant to Section 1.04(b), (i) it shall preserve the accounting Records of the Company on which the Statement is to be based and shall not take any action with respect to such Records that would obstruct, prevent or otherwise affect the procedures or the results of the procedures set forth in this Section 1.04 and (ii) it shall afford and cause to be afforded to Seller and any Representative of Seller in connection with the preparation of any Notice of Disagreement and any adjustment to the Purchase Price contemplated by this Section 1.04 access, upon reasonable notice and during normal business hours, to the properties, books, contracts, personnel and Records of the Company and Purchaser’s and its accountants’ work papers relevant to the preparation of the Statement, any Notice of Disagreement and the adjustment contemplated by this Section 1.04, and shall provide Seller, upon Seller’s reasonable request and at Seller’s expense, with copies of any such books, contracts, Records and work papers; provided that (1) such Records and information shall be used solely for purposes of determining the Final Purchase Price, and (2) such access shall not include any legally privileged information or communications.

Article II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Seller Disclosure Schedule, and subject to Section 12.07, the Company hereby represents and warrants to Purchaser as follows, as of the date hereof and as of Closing:

Section 2.01Organization and Standing.

(a)The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to conduct the Business as presently conducted.

(b)The Company is duly qualified to do business as a foreign limited liability company and, where applicable, is in good standing under the laws of each state or other jurisdiction in which the ownership or use of the properties owned or used by it or the nature of the activities conducted by it requires such qualification, except where the failure to be so qualified would not reasonably be expected to result in a Company Material Adverse Effect.

Section 2.02Authority; Binding Effect.

(a)The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and each of the Other Transaction Documents to which it is specified to be a party and (subject to the Consents, Authorizations and Filings described in Section 2.03) to consummate the transactions contemplated hereby and thereby and perform its other obligations hereunder and thereunder.

(b)This Agreement has been duly executed and delivered by the Company and, prior to the Closing, the Company will have duly executed and delivered each of the Other Transaction Documents to which it is specified to be a party.

(c)Assuming that this Agreement has been duly authorized, executed and delivered by the other Parties, this Agreement constitutes, and, upon the due authorization, execution and delivery by the other Parties to each Other Transaction Document, each Other Transaction Document to which the Company is specified to be a party will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity and the discretion of courts in granting equitable remedies (collectively, the “Remedies Exception”).

Section 2.03No Conflicts; Consents.

(a)Assuming the delivery or receipt, as applicable, by the Company of the notices, consents, waivers, approvals and authorizations (each, a “Consent”) set forth in Section 2.03(a) of the Seller Disclosure Schedule, the execution and delivery by the Company of this Agreement and each of the Other Transaction Documents to which it is specified to be a party and the consummation by the Company and Seller of the transactions contemplated hereby and thereby and the performance by the Company and Seller of their other obligations hereunder and thereunder, respectively, do not or will not, as applicable, conflict with, or result in any (i) violation or default by the Company, (ii) termination, cancellation or acceleration of any right or obligation of the Company, (iii) loss of any benefit of the Company or (iv) creation of any mortgage, deed of trust, lien, security interest, pledge, option or other encumbrance (each, a “Lien”) upon any property or asset of the Company under any provision of (A) the organizational documents of the Company, (B) any Material Contract or (C) any Injunction or, subject to the Authorizations and Filings described in Section 2.03(b), applicable Law, other than, in the case of each of clauses (B) and (C), any such violation, default, termination, cancellation, acceleration, loss of benefit or creation of a Lien that, would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company.

(b)No consent, waiver, approval, clearance, license, permit, order or authorization of or by any Governmental Entity (each, an “Authorization”) or filing, application, notification, registration or other declaration made to or with any Governmental Entity (each, a “Filing”) is required to be obtained or made by or with respect to the Company in connection with the execution and delivery of this Agreement or the Other Transaction Documents, the consummation of the transactions contemplated hereby or thereby or the compliance by the Company with the terms and conditions hereof and thereof, other than (i) as may be required by the HSR Act, (ii) as may be required solely by reason of Purchaser’s or any of its Affiliates’ participation in the transactions contemplated by any of the Transaction Documents, (iii) as may be required by any Company Environmental Permit, (iv) as may be required by the rules or regulations of any applicable securities exchange or listing authority, (v) such Authorizations or Filings, the absence of which, or the failure of which to be made, would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and (vi) the matters described on Section 2.03(b) of the Seller Disclosure Schedule.

Section 2.04Capitalization.

(a)The Company Interests constitute all of the outstanding limited liability company interests in the Company.  The Company Interests have been duly authorized and validly issued and are fully paid and non-assessable.  The Company Interests have not been issued in violation of, and are not subject to, any preemptive, subscription or similar right under any provision of applicable Law, the organizational documents of the Company or any Contract to which the Company is subject or bound.  The Company Interests are not certificated.

(b)Except for the Company Interests, there are no equity interests in, or voting securities of, the Company that are issued, reserved for issuance or outstanding.  There are no outstanding warrants, options, rights, “phantom” stock rights, stock appreciation rights, stock-based performance units, convertible or exchangeable securities or other commitments or undertakings (other than this Agreement) (i) pursuant to which the Company or any of its Affiliates (including Seller) is or may become obligated to issue, sell or grant (A) any equity interest in, or voting security of, the Company or (B) any security convertible into, or exercisable or exchangeable for, any equity interest in, or voting security of, the Company, (ii) pursuant to which the Company or any of its Affiliates is or may become obligated to issue, sell or grant any such warrant, option, right, unit, security, commitment or undertaking described in the foregoing clause (i) or (iii) that gives any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of the Company Interests.

(c)Except as set forth on Section 2.04 of the Seller Disclosure Schedule and other than this Agreement and the governing documents of the Company (correct and complete copies of which have been made available to Purchaser), the Company Interests are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Company Interests.

(d)The Company does not own, directly or indirectly, any equity interest in, or voting security of, any other person.

Section 2.05Financial Statements.  Section 2.05 of the Seller Disclosure Schedule sets forth true and complete copies of (a) the unaudited balance sheet of the Company as of December 31, 2018 and the related unaudited statement of net revenues and direct costs and operating expenses for the year then ended and (b) the unaudited balance sheet of the Company as of March 31, 2019 (such balance sheet, the “Latest Balance Sheet”, and such date, the “Latest Balance Sheet Date”), and the related unaudited statement of net revenues and direct costs and operating expenses for the three-month period then ended (the financial statements described in clauses (a) and (b), together, the “Financial Statements”).  The Financial Statements were prepared from the normal Records of the Company and in all material respects in accordance with GAAP, subject to the absence of disclosures normally made in footnotes to audited financial statements, normal year-end adjustments and corporate, tax and similar allocations necessary for GAAP-audited carve-out financial statements, and fairly present, in all material respects, the financial condition of the Company as at the end of the periods covered thereby and the results of the Company’s operations for the periods covered thereby.

Section 2.06No Undisclosed Liabilities.  The Company is not subject to any Liability, whether absolute, contingent, accrued or otherwise, of a nature that would be required to be included on a balance sheet prepared in accordance with GAAP (or in the notes thereto), other than Liabilities (a) reflected on, or reserved against in, either of the balance sheets included in the Financial Statements, (b) incurred since the Latest Balance Sheet Date in the ordinary course of business (which do not arise out of or relate to any actual or alleged breach of Contract, breach of warranty, tort, infringement, product liability, or violation of Law), (c) arising or incurred in connection with the Transactions, (d) have not and would not reasonably be expected to, in the aggregate, exceed $150,000, or (e) disclosed on Section 2.06 of the Seller Disclosure Schedule.  Notwithstanding the foregoing, no representation or warranty is made in this Section 2.06 with respect to any matter that is specifically addressed by another representation or warranty contained in this Article II.

Section 2.07Taxes.  The Company has duly and timely (within any applicable extension periods) filed all material Tax Returns required by applicable Law to be filed by it, all such Tax Returns are true and complete in all material respects, and the Company has paid all material Taxes shown as due and payable on such Tax Returns, except for any Taxes not yet due and payable and any Taxes being contested in good faith.

(a)There is no Lien (other than any Permitted Lien) for material Taxes on any asset of the Company.

(b)The Company has not waived any statute of limitations in respect of its Taxes or obtained any extension of time with respect to an assessment or deficiency for Taxes that is still in effect.

(c)There is no pending audit or written proposed deficiency for a material amount of unpaid Taxes asserted by any Governmental Entity against the Company.

(d)For U.S. federal and other applicable Income Tax purposes, the Company is classified as a disregarded entity.

(e)The Company is not a party to or bound by any Tax allocation or sharing agreement, other than any such agreement the principal purpose of which is not the allocation or sharing of any Tax.

(f)Except to the extent that Section 2.14 (Benefit Plans) expressly contains representations or warranties with respect to Taxes, the representations and warranties in this Section 2.07 are the sole and exclusive representations and warranties made in this Article II or in Article III relating to Taxes.

Section 2.08Good and Valid Title to Assets.  Except with respect to the Company Interests, real property or interests in real property, Intellectual Property and Contracts, which are addressed in Section 2.04 (Company Interests) and Section 3.01 (Ownership of Company Interests), Section 2.09 (Real Property), Section 2.10 (Intellectual Property) and Section 2.11 (Contracts), respectively, and except as set forth in Section 2.08 of the Seller Disclosure Schedule, the Company has, or, as of the Closing Date, will have, good and valid title, free and clear of all Liens (other than Permitted Liens), to its tangible assets (a) reflected in the Latest Balance Sheet or (b) material assets acquired by the Company after the Latest Balance Sheet Date, other than, in the case of each of clauses (a) and (b), assets sold or otherwise disposed of in the ordinary course of business.

Section 2.09Real Property.

(a)Section 2.09(a) of the Seller Disclosure Schedule sets forth a true and complete list of all fee-owned real property owned by the Company (such real property, together with the Company’s right, title and interest in all buildings, improvements and fixtures thereon and all other appurtenances thereto, the “Owned Property”).

(b)Section 2.09(b) of the Seller Disclosure Schedule sets forth a true and complete list of all material real property of which the Company is a lessee or sublessee (such real property, the “Leased Property”).  Seller has made available to Purchaser true and complete copies of each written lease or sublease in respect of any Leased Property (each, a “Lease”).

(c)The Company has good, valid, marketable and insurable fee title to all Owned Property, free and clear of all Liens (other than any Permitted Lien).

(d)Except as set forth in Section 2.09(d) of the Seller Disclosure Schedule, the Company has not granted to any other person any right to use or occupy, or any options or rights of first refusal to purchase or lease, all or any portion of any Owned Property .With respect to the Owned Property, neither the Company nor Seller has received any written notice of existing, pending or threatened (i) condemnation proceedings or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to conduct the Business as currently conducted.

Section 2.10Intellectual Property.

(a)The Company owns or has the right to use, or, as of the Closing Date, will own or have the right to use, free and clear of all Liens (other than Permitted Liens), all material Intellectual Property used by the Company in the conduct of the Business as presently conducted (the “Company Intellectual Property”), subject to the terms, conditions and other provisions of any Contract pursuant to which any Intellectual Property is licensed to or from the Company.

(b)Section 2.10(b) of the Seller Disclosure Schedule sets forth a true and complete list of all Company Intellectual Property owned by the Company that is a patent, trademark, copyright or Internet domain name that, as applicable, has been issued or registered, or with respect to which an application for a patent or registration has been filed.

(c)No material claim is pending or, to the Knowledge of Seller, during the Lookback Period, has been threatened in writing, against the Company by any Person challenging the ownership, validity or enforceability of any Company Intellectual Property.

(d)Except as set forth in Section 2.10(d) of the Seller Disclosure Schedule, the Company is not a party to any material license for the use of any Intellectual Property owned by any other Person, other than non-exclusive licenses (including sublicenses) (i) for commercially available software or (ii) granted in the ordinary course of business.

(e)The conduct of the Business as presently conducted does not infringe the Intellectual Property rights of any other Person, except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company.

(f)To the Knowledge of Seller, no Person is infringing any item of the Company Intellectual Property, except for any such infringement that would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company.  The Company has taken commercially reasonable steps to protect the confidentiality of all material trade secrets of the Company, and such material trade secrets have not been disclosed to any Person except pursuant to customary non-disclosure or license agreements.

(g)Except as expressly provided in Section 2.11 (Contracts) and Section 2.15(b) (Absence of Changes or Events), the representations and warranties set forth in this Section 2.10 are the sole and exclusive representations and warranties made in this Article II or in Article III with respect to Intellectual Property and other intellectual property and proprietary rights matters.

Section 2.11Contracts.

(a)Section 2.11(a) of the Seller Disclosure Schedule sets forth each written Contract (other than any Transaction Document) to which the Company is a party or by which its properties are bound as of the date hereof:

(i)that is a collective bargaining agreement, neutrality agreement, or other Contract with any union, works council, or other labor organization representing any Business Employees (each, a “Union Contract”);

(ii)that is an employment or consulting agreement involving base salary in excess of $150,000 per year, or is with a Significant Employee;

(iii)that (A) restricts the ability of the Company to compete in any business or with any person in any geographic area or (B) contains a grant of exclusivity by the Company to any other person, and, in the case of each of clauses (A) and (B), that materially impairs the conduct of the Business as presently conducted;

(iv)to which Seller or any of its Affiliates, or any officer or director of Seller or any of its Affiliates, is a party, in each case, other than (A) any Contract that will expire or be terminated at or prior to the Closing, (B) any Benefit Plan or other employment-related Contract and (C) any Contract that, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the Company;

(v)pursuant to which the Company is obligated to make aggregate future payments to any other Person, or pursuant to which the Company is entitled to receive aggregate future payments from any other Person, in excess of $150,000 during any twelve (12)-month period and which is not terminable by the Company by notice of not more than one hundred and eighty (180) days, or is an agreement with any Material Customer or Material Supplier, in each case other than any purchase order or sales order entered into in the ordinary course of business;

(vi)that evidences (A) outstanding indebtedness (including any note, bond, debenture, mortgage, deed of trust or indenture) of the Company for borrowed money, (B) any guarantee, covenant, indemnity, surety bond, letter of credit, comfort letter or similar assurance of credit support provided by the Company with respect to any obligation of any other person or (C) any guarantee, covenant, indemnity, surety bond, letter of credit, comfort letter or similar assurance of credit support provided by Seller or any of its Affiliates with respect to any obligation of the Company, in the case of each of clauses (A) through (C), in an amount exceeding, individually, $150,000;

(vii)that creates any material Lien (other than any Permitted Lien) upon any Owned Property or any Leased Property;

(viii)pursuant to which the Company is required to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than extensions of trade credit given in the ordinary course of business), in each case, in an amount exceeding, individually, $150,000;

(ix)that was entered into since July 3, 2017 and pursuant to which the Company disposed of any asset, property or business for consideration exceeding $150,000 and has a continuing obligation to indemnify any other person for an amount exceeding $150,000, or pursuant to which the Company acquired any asset, property or business outside of the ordinary course of business for consideration exceeding $150,000 and has any continuing obligations;

(x)that is with any broker, distributor, dealer or sales agent, other than pricing letters or similar contracts or agreements with any such parties that incorporate Covia Corporation’s standard terms and conditions of sale;

(xi)the primary purpose of which is to provide for indemnification by the Company for the benefit of any other Person; or

(xii)that creates any joint venture, partnership or similar arrangement.

(b)Each Lease and each other Contract set forth on or required to be set forth on (disregarding the phrase “as of the date hereof”) Section 2.11(a) or Section 2.10(d) of the

Seller Disclosure Schedule (each, a “Material Contract”) is valid, binding on the Company and, to the Knowledge of Seller, each other party thereto, in full force and effect and, to the Knowledge of Seller, enforceable by the Company in accordance with its terms (subject to the Remedies Exception), except to the extent that the failure of any such Contract to be valid, binding, in full force and effect and enforceable in accordance with its terms would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company.

(c)Since the Lookback Date, except as set forth on Section 2.11(c) of the Seller Disclosure Schedule, neither Seller nor the Company has received any written notice alleging that the Company is in breach or default of or under any Material Contract, which breach or default remains uncured, except to the extent that any such breach or default would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company.

(d)To the Knowledge of Seller, no party to any Material Contract (other than the Company) is (or, with or without notice or lapse of time, or both, would be) in breach or default, except to the extent that any such breach or default would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company.

Section 2.12Permits.  Except with respect to Environmental Permits, which are addressed in Section 2.17 (Environmental Matters):

(a)The Company validly holds and is in compliance with each material Permit required for the conduct of the Business as presently conducted by the Company (each such Permit, a “Company Permit”), in each case, except for any invalidity or instance of non-compliance that would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect.

(b)Since the Lookback Date, neither Seller nor the Company has received any written notice of any Proceeding relating to the revocation or modification of any Company Permit, the loss or modification of which would reasonably be expected to be, individually or in the aggregate, materially adverse to the Company.

Section 2.13Proceedings.  Except with respect to Taxes, Intellectual Property, employee benefits or ERISA matters, employee or labor matters or environmental matters, which are addressed in Section 2.07 (Taxes), Section 2.10 (Intellectual Property), Section 2.14 (Benefit Plans), Section 2.17 (Environmental Matters), respectively:

(a)Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company, and other than worker’s compensation claims in the ordinary course of business, (i) there is no Proceeding against the Company and (ii) to the Knowledge of Seller, there is no investigation or inquiry by any Governmental Entity with respect to any actual or alleged non-compliance by the Company with any applicable Law, in the case of each of clauses (i) and (ii), that is pending or, to the Knowledge of Seller, has been threatened in writing.

(b)The Company is not subject to, or in default under, any material Injunction.

(c)There are no material claims pending under any insurance policies of the Company as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 2.14Benefit Plans.

(a)Section 2.14(a) of the Seller Disclosure Schedule sets forth a list of all material Benefit Plans.

(b)With respect to each material Benefit Plan, Seller has made available to Purchaser, to the extent applicable: (i) the current plan document with all amendments, thereto; (ii)the most recent summary plan description, if any; (iii) the most recent determination or opinion letter received from the Internal Revenue Service (the “IRS”), if any; (iv) in the event no summary plan description exists with respect to any such Benefit Plan, a written description of the material terms of such Benefit Plan; and (v) the most recently prepared actuarial valuation report or audited financial statements to the extent such actuarial valuation report or audited financial statements are required to be prepared under applicable Law.

(c)Except as would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect: (i) each Benefit Plan is being maintained and administered in accordance with its terms and the requirements of ERISA, the Code and other applicable Law; (ii) all employer and employee contributions required to have been made to each Benefit Plan have been timely made; and (iii) no Proceeding is pending, or, to the Knowledge of Seller, has been threatened in writing, with respect to any Benefit Plan, other than ordinary course claims for benefits.

(d)Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or relies upon an opinion or advisory letter from the IRS, or an application for a favorable determination by the IRS has been timely filed.

(e)Neither Seller nor any Affiliate of Seller contributes or is required to contribute to any Multiemployer Plan on behalf of any current Business Employee or Former Business Employee and the Company has not withdrawn from any Multiemployer Plan within the past six (6) years.

(f)No Benefit Plan is a plan that is subject to Title IV of ERISA or that provides retiree health benefits other than health continuation coverage pursuant to Part 6 of Subtitle B of Title I of ERISA, Code Section 4980B and any similar state Law (“COBRA”).

(g)The representations and warranties set forth in this Section 2.14 are the sole and exclusive representations and warranties made in this Article II or in Article III with respect to the Benefit Plans and other employee benefits matters.

(h)Except as provided on Section 2.14(h) of the Seller Disclosure Schedule, neither the execution of this Agreement nor any of the transactions contemplated (i) entitle any current or former director, officer or employee of the Company to severance pay or any other payment under a Benefit Plan; (ii) accelerate the time of payment, funding or vesting or increase the amount of compensation due to any such individual; or (iii) result in “excess parachute payments” within the meaning of Section Code 280G(b).

Section 2.15Absence of Changes or Events.

(a)Since January 1, 2019, until the date hereof, there has not been any change, effect, event or occurrence that has resulted in a Company Material Adverse Effect.

(b)Except in connection with the marketing of the Business in connection with the Transactions, from and after January 1, 2019 until the date of this Agreement, the Company (x) has conducted the Business in all material respects in the ordinary course substantially consistent with past practices and (y) has not:

(i)declared or paid any dividend or made any other distribution to any holder of the Company Interests, other than, in each case, (A) cash dividends or other distributions of cash and (B) dividends or distributions in settlement of intercompany accounts;

(ii)split, combined or reclassified any of the Company Interests, or issued or redeemed any Company Interests or any other security in respect of, in lieu of or in substitution for any of the Company Interests;

(iii)adopted or amended any Benefit Plan or any Union Contract covering any Business Employee or granted to any Business Employee any material increase in, bonus, incentive compensation, severance or termination pay for which the Company would be liable following the Closing, except, in each case, (A) in the ordinary course of business consistent with past practice, (B) in connection with the renewal of any Union Contract, (C) in connection with a promotion based on job performance or workplace requirements, to the extent in the ordinary course of business consistent with past practice, (D) as required under existing agreements, including any Benefit Plan or any Union Contract covering any Business Employee, or by applicable Law; or (E) in the event of an adoption, amendment or grant that affects a broad cross section of employees of Seller or any of its Affiliates in addition to the Business Employees;

(iv)sold, licensed, assigned or abandoned any material Intellectual Property owned by the Company, except for (A) licenses granted in the ordinary course of business, and (B) abandonment or other similar dispositions in the ordinary course of business;

(v)made any material change to the Company’s methods of financial accounting, except as required by GAAP or applicable Law;

(vi)taken any action to make, change or rescind any material Tax election or amend any material Tax Return of or applicable to the Company;

(vii)settled any claims or disputes in excess of $150,000; or

(viii)authorized or agreed take any of the foregoing actions described in the foregoing clauses (i) through (vii).

Section 2.16Compliance with Applicable Law.  Except with respect to Taxes, employee benefits or ERISA matters, employee and labor matters or environmental matters, which are addressed in Section 2.07 (Taxes), Section 2.14 (Benefit Plans), Section 2.17 (Environmental Matters), respectively:

(a)The Company is in material compliance with all applicable Law.

(b)Since the Lookback Date, neither Seller nor the Company has received any written communication from a Governmental Entity alleging that the Company is in violation of any applicable Law, except for any such violation that would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company.

Section 2.17Environmental Matters.

(a)Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company:

(i)The Company is in compliance with all applicable Environmental Laws.

(ii)The Company validly holds and is in compliance with each material Environmental Permit required for the conduct of the Business by the Company as presently conducted (each such Environmental Permit, a “Company Environmental Permit”).

(iii)Since the Lookback Date, neither Seller nor the Company has received any written communication alleging that the Company (i) is in violation of any applicable Environmental Law, (ii) has any Liability for the release or remediation of any Hazardous Materials, or (iii) relating to the revocation or adverse modification of any Company Environmental Permit.

(iv)No Proceeding is pending or, to the Knowledge of Seller, has been threatened against the Company alleging any (i) non-compliance by the Company with any applicable Environmental Law or any Company Environmental Permit or (ii) Release of Hazardous Material by the Company.

(b)Since the Lookback Date, neither Seller nor the Company has received any written communication alleging that the Company is a potentially responsible party under the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980.  To the Knowledge of Seller, no Hazardous Materials are present in the environment at or under any of the Owned Property in quantities or at levels which require any material reporting or material remediation under any applicable Environmental Laws.

(c)Except as expressly provided in Section 2.03 (No Conflicts; Consents), the representations and warranties set forth in this Section 2.17 are the sole and exclusive representations and warranties made in this Article II or in Article III with respect to environmental matters, including matters relating to Environmental Law, Environmental Permits or Hazardous Material.

Section 2.18Employee and Labor Matters.

(a)To the Knowledge of Seller, none of the Significant Employees has provided written notice to the Company of an intent to terminate his or her employment relationship with the Company within twelve (12) months of the Closing Date as a result of the transactions contemplated in this Agreement.

(b)Since the date of ratification of the Calera Union Contract, there has not been any material labor strike, work stoppage, work slowdown, picketing, or lockout pending or, to the Knowledge of Seller, threatened against the Company.

(c)To the Knowledge of Seller, no material union organizational campaign is in progress and no question concerning union representation of any Business Employee exists.  The Company has not entered into, and is not in the process of negotiating, any neutrality agreement or agreement with similar effect with any labor organization.

(d)Since the Lookback Date, there have not been any material charges filed against the Company with the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices.

(e)The Company is in material compliance with all Laws regarding immigration, work authorization and/or employment of non-citizen workers.  There is no pending or, to the Knowledge of Seller, threatened investigation by any Governmental Entity charged with the administration and enforcement of federal immigration Laws regarding immigration practices of the Company.

(f)Since the Lookback Date, the Company has been in material compliance with all Laws relating to employment and labor, including Laws relating to wages, hours and classification of independent contractors and employees.  There are no pending or, to Seller’s Knowledge, threatened material investigations or material inquiries by a Governmental Entity with respect to any actual or alleged non-compliance by the Company with any applicable labor or employment Law.

(g)The Company is not party to any current Contract with any staffing firm or employee leasing company.

Section 2.19Sufficiency and Condition of Assets.  Except as set forth on Section 2.19 of the Seller Disclosure Schedule and assuming the receipt of all Consents described in Section 2.03(a), Section 3.03(a) or Section 4.03(a) and Authorizations described in Section 2.03(b), Section 3.03(b) or Section 4.03(b) prior to the Closing, the rights, properties and other assets of the Company (excluding Intellectual Property, which is the subject of Section 2.10(a) and Section 6.02) immediately following the Closing, together with all other rights of Purchaser or any of its Affiliates pursuant to the Transaction Documents immediately following the Closing, will constitute all of the rights, properties and other assets utilized to conduct the Business in all material respects in substantially the same manner as conducted by the Company on the date hereof.  The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are in reasonably good operating condition and repair, normal wear and tear excepted, and are not subject to material deferred maintenance, except as would not be reasonably expected to be, individually or in the aggregate, materially adverse to the Company.

Section 2.20Material Customers and Material Suppliers.  Section 2.20 of the Seller Disclosure Schedule sets forth a correct and complete list of the top ten (10) customers (“Material Customers”) and top five (5) suppliers (“Material Suppliers”) of the Company (each in terms of dollar volume of goods and services purchased or supplied, as applicable) during the 12 months ended on the Latest Balance Sheet Date.  Except as set forth on Section 2.20 of the Seller Disclosure Schedule, as of the date hereof, the Company has not received any written notice, and Seller has no Knowledge, that any of the Material Customers or Material Suppliers intends to terminate or materially reduce its relationship with the Company, whether as a result of the Transactions or otherwise.

Section 2.21Products.  Section 2.21 of the Seller Disclosure Schedule sets forth, as of the date hereof, the product liability and warranty claim of the Company, in each case with amounts claimed in excess of $10,000, since January 1, 2018.  Other than as described on such Schedule, and except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company, there exists no pending or, to Seller’s Knowledge, threatened claim, action, suit, inquiry, proceeding or investigation relating to any product alleged to have been designed, manufactured, distributed or sold by the Company to others, and alleged to have been defective or improperly designed or manufactured, or in breach of any applicable product warranty.  Except as would not be reasonably be expected to be, individually or in the aggregate, materially adverse to the Company, the Company, and all products designed, manufactured, processed, packaged, labeled, sold or delivered by the Company, are and have been in compliance with all applicable warranties and the material terms and material requirements pursuant to Contracts with customers, governmental requirements and other mandatory requirements.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the Seller Disclosure Schedule, and subject to Section 12.07, Seller hereby represents and warrants to Purchaser as follows, as of the date hereof and as of Closing:

Section 3.01Ownership of Company Interests.

(a)Seller has good and valid title to the Company Interests, free and clear of all Liens (except as may be set forth in the organizational documents of the Company, restrictions on transfer arising under applicable Law and Liens that will be released at Closing), and is the legal, record and beneficial owner thereof.

(b)Assuming Purchaser has the requisite power and authority to be the lawful owner of the Company Interests, at the Closing, good and valid title to the Company Interests will pass to Purchaser, free and clear of all Liens, except (i) as may be set forth in the organizational documents of the Company, (ii) restrictions on transfer arising under applicable Law and (iii) for Liens arising from acts of Purchaser or its Affiliates.

Section 3.02Authority; Binding Effect.

(a)Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to execute and deliver this Agreement and each of the Other Transaction Documents to which it is specified to be a party and (subject to the Consents, Authorizations and Filings described in Section 3.03) to consummate the transactions contemplated hereby and thereby and perform its other obligations hereunder and thereunder.

(b)This Agreement has been duly executed and delivered by Seller and, prior to the Closing, Seller will have duly executed and delivered each of the Other Transaction Documents to which it is specified to be a party.

(c)Assuming that this Agreement has been duly authorized, executed and delivered by the other Parties, this Agreement constitutes, and, upon the due authorization, execution and delivery by the other Parties to each Other Transaction Document, each Other Transaction Document to which Seller is specified to be a party will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Remedies Exception.

Section 3.03No Conflicts; Consents.

(a)Assuming the delivery or receipt, as applicable, by Seller of the Consents set forth in Section 3.03(a) of the Seller Disclosure Schedule, the execution and delivery by Seller of this Agreement and each of the Other Transaction Documents to which it is specified to be a party and the consummation by Seller of the transactions contemplated hereby and thereby and the performance by Seller of its other obligations hereunder and thereunder do not or will not, as applicable, conflict with, or result in any (i) violation or default by Seller, (ii) termination, cancellation or acceleration of any right or obligation of Seller, (iii) loss of any benefit of Seller or (iv) creation of any Lien (other than any Permitted Lien) upon any property or asset of Seller under any provision of (A) the organizational documents of Seller, (B) any material contract of Seller or (C) any Injunction or, subject to the Authorizations and Filings described in Section 3.03(b), applicable Law, other than, in the case of each of clauses (B) and (C), any such violation, default, termination, cancellation, acceleration, loss of benefit or creation of a Lien that would not reasonably be expected to materially adversely impact the ability of Seller to consummate the Transactions .

(b)No Authorization or Filing is required to be obtained or made by or with respect to Seller in connection with the execution and delivery of this Agreement or the Other Transaction Documents, the consummation of the transactions contemplated hereby or thereby or the compliance by Seller with the terms and conditions hereof and thereof, other than (i) as may be required by the HSR Act, (ii) as may be required solely by reason of Purchaser’s or any of its Affiliates’ participation in the transactions contemplated by any of the Transaction Documents, (iii)  as may be required by the rules or regulations of any applicable securities exchange or listing authority and (iv) such Authorizations or Filings, the absence of which, or the failure of which to be made would not reasonably be expected to materially adversely impact the ability of Seller to consummate the Transactions .

Section 3.04Proceedings.  (i) There is no Proceeding against Seller and (ii) to the Knowledge of Seller, there is no investigation or inquiry by any Governmental Entity with respect to any actual or alleged non-compliance by Seller with any applicable Law, in the case of each of clauses (i) and (ii), that (A) is pending or, to the Knowledge of Seller, has been threatened in writing and (B) would reasonably be expected to materially adversely impact the ability of Seller to consummate the Transactions .

Section 3.05Brokers.  No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee or similar fee or commission in connection with the Transactions as a result of any arrangement made by or on behalf of Seller or any of its Affiliates (including the Company) for which Purchaser or any of its Affiliates would be liable after the Closing.  Seller is solely responsible for the fees and expenses of BNP Paribas Securities Corporation.

Article IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in the Purchaser Disclosure Schedule, and subject to Section 12.07, Purchaser hereby represents and warrants to Seller and the Company as follows, as of the date hereof and as of Closing:

Section 4.01Organization and Standing.

(a)Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Missouri and has the requisite power and authority to conduct its business as presently conducted.

(b)Purchaser is duly qualified to do business as a foreign corporation and, where applicable, is in good standing under the laws of each state or other jurisdiction in which the ownership or use of the properties owned or used by it or the nature of the activities conducted by it requires such qualification, except where the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, result in a Purchaser Material Adverse Effect.

Section 4.02Authority; Binding Effect.

(a)Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and each of the Other Transaction Documents to which it is specified to be a party and (subject to the Consents, Authorizations and Filings described in Section 4.03) to consummate the transactions contemplated hereby and thereby and perform its other obligations hereunder and thereunder.

(b)This Agreement has been duly executed and delivered by Purchaser and, prior to the Closing, Purchaser will have duly executed and delivered each of the Other Transaction Documents to which it is specified to be a party.

(c)Assuming that this Agreement has been duly authorized, executed and delivered by the other Parties, this Agreement constitutes, and, upon the due authorization, execution and delivery by the other parties to each Other Transaction Document, each Other Transaction Document to which Purchaser is specified to be a party will constitute, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Remedies Exception.

Section 4.03No Conflicts; Consents.

(a)Assuming the delivery or receipt, as applicable, by Purchaser of the Consents set forth in Section 4.03(a) of the Purchaser Disclosure Schedule, the execution and delivery by Purchaser of this Agreement and each of the Other Transaction Documents to which it is specified to be a party and the consummation by Purchaser of the transactions contemplated hereby and thereby and the performance by Purchaser of its other obligations hereunder and thereunder do not or will not, as applicable, conflict with, or result in any (i) violation or default by Purchaser, (ii) termination, cancellation or acceleration of any right or obligation of Purchaser, (iii) loss of any benefit of Purchaser or (iv) creation of any Lien (other than any Permitted Lien) upon any property or asset of Purchaser of or under any provision of (A) the organizational documents of Purchaser, (B) any material Contract of Purchaser or (C) any Injunction or, subject to the Authorizations and Filings described in Section 4.03(b), applicable Law, other than, in the case of each of clauses (B) and (C), any such violation, default, termination, cancellation, acceleration, loss of benefit or creation of a Lien that would not reasonably be expected to, individually or in the aggregate, result in a Purchaser Material Adverse Effect.

(b)No Authorization or Filing is required to be obtained or made by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the Other Transaction Documents, the consummation of the transactions contemplated hereby or thereby or the compliance by Purchaser with the terms and conditions hereof and thereof, other than (i) as may be required by the HSR Act, (ii) as may be required by the rules or regulations of any applicable securities exchange or listing authority and (iii) such Authorizations or Filings, the absence of which, or the failure of which to be made, would not reasonably be expected to, individually or in the aggregate, result in a Purchaser Material Adverse Effect.

Section 4.04Proceedings.  (i) There is no Proceeding against Purchaser and (ii) to the knowledge of Purchaser, there is no investigation or inquiry by any Governmental Entity with respect to any actual or alleged non-compliance by Purchaser with any applicable Law, in the case of each of clauses (i) and (ii), that (A) is pending or, to the knowledge of Purchaser, has been threatened in writing and (B) would reasonably be expected to, individually or in the aggregate, result in a Purchaser Material Adverse Effect.

Section 4.05No Registration.

(a)Purchaser is acquiring the Company Interests for investment for its own account only and not with a view to, or for sale in connection with, any distribution thereof.  Purchaser understands that the Company Interests may not be sold, transferred, pledged, hypothecated or otherwise disposed of, or offered for sale, transfer, pledge, hypothecation or disposition, without registration under the Securities Act or any state securities Law, except pursuant to an exemption from such registration available under the Securities Act or any such state securities Law, and compliance with other securities Laws, in each case, to the extent applicable.

(b)Purchaser is an “accredited investor” (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

(c)Purchaser has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Company Interests and of making an informed investment decision with respect thereto, and can bear the economic risk of its investment in the Company Interests and afford a complete loss of such investment.

Section 4.06Sufficient Funds.  Purchaser has the financial capacity to perform all of its obligations under this Agreement and under each of the Other Transaction Documents to which it is a party, and to enable each of its Affiliates to perform all of such Affiliate’s obligations under each of the Other Transaction Documents to which such Affiliate is a party.  Purchaser will have, (i) at the Closing, sufficient funds to pay the Purchase Price (and the amount of any increase thereto pursuant to Section 1.04(c)) and all other payments required to be paid by Purchaser or any of its Affiliates under any Transaction Document at the Closing and (ii) at the time any other amounts become payable by Purchaser or any of its Affiliates under any Transaction Document, sufficient funds to pay such amounts (clauses (i) and (ii), collectively, the “Purchaser Payments”).  Purchaser has not incurred any financial obligation, commitment, restriction or liability of any kind that, individually or in the aggregate, would reasonably be expected to result in a Purchaser Material Adverse Effect.

Section 4.07Solvency.  Purchaser is and will be, at the Closing and after giving effect to the Transactions and the payment by Purchaser of the Purchaser Payments, Solvent.  Purchaser is not the subject of any conservation, rehabilitation, liquidation, receivership, insolvency or other similar Proceeding that is pending or has been threatened in writing.

Section 4.08Brokers.  No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee or similar fee or commission in connection with the Transactions as a result of any arrangement made by or on behalf of Purchaser or any of its Affiliates.

Section 4.09No Other Representations or Warranties.

(a)Purchaser acknowledges and agrees that:

(i)Except for the representations and warranties expressly made by the Company in Article II, by Seller in Article III or in the certificates contemplated by Section 8.01(a)(i) and Section 8.01(a)(ii), neither Seller nor any of its Affiliates (including the Company), nor any of their respective Representatives nor any other Person makes any express or implied representation or warranty with respect to Seller, the Company or the Business or any information made available to Purchaser or any of its Affiliates or Representatives in connection with the Transactions, including with respect to the prospects of the Business or its profitability for

Purchaser, merchantability or fitness for any particular purpose, forecasts, projections, business plans or other information (including any Evaluation Material) and the accuracy or completeness of, or the reasonableness of any assumptions underlying, any such forecasts, projections, business plans or other information.

(ii)Each of Seller and the Company, on its own behalf and on behalf of its Affiliates and its and their respective Representatives, expressly disclaims all representations and warranties, whether express or implied, except for the representations and warranties expressly made by the Company in Article II, by Seller in Article III or in the certificates contemplated by Section 8.01(a)(i) and Section 8.01(a)(ii).  Neither Seller nor any of its Affiliates (including the Company), nor any of their respective Representatives nor any other Person has made any representation or warranty relating to any information, including information, documents, projections, forecasts or other materials made available to such Person in any virtual data room, confidential information memorandum, management presentation or offering materials, or in connection with any site tours or visits, diligence calls or meetings or otherwise, except to the extent expressly included in a representation or warranty contained in Article II, in Article III or in the certificates contemplated by Section 8.01(a)(i) and Section 8.01(a)(ii).

(b)In furtherance of the foregoing (but subject to the limitations set forth in Section 4.09(c)), Purchaser acknowledges that it is not entitled to rely, has not relied, and will not rely on any representation or warranty of Seller or any of its Affiliates (including the Company) or any of their respective Representatives or any other Person, other than those representations and warranties expressly made by the Company in Article II, by Seller in Article III or in the certificates contemplated by Section 8.01(a)(i) and Section 8.01(a)(ii).  Purchaser acknowledges and agrees that it is relying solely on the representations and warranties expressly made by the Company in Article II, by Seller in Article III or in the certificates contemplated by Section 8.01(a)(i) and Section 8.01(a)(ii) and on its own investigation and analysis in entering into the Transaction Documents to which it is a party and that each of the Transaction Documents is the product of arm’s-length negotiations.  Purchaser and each of its Representatives acknowledge and agree that it and its Representatives (a) have had full access to and the opportunity to review all of the documents in the “Project Sprite” “data room” maintained by Intralinks or otherwise provided or made available to Purchaser or its Representatives on behalf of the Company, and (b) have been afforded access to the books and records, facilities and officers, directors, managers, employees and other representatives of the Company for purposes of conducting a due diligence investigation with respect thereto.  Purchaser is an informed and sophisticated participant in the transactions contemplated by the Transaction Documents and has conducted to its satisfaction an investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and has had such documents and information made available and has evaluated such documents and information, as it has deemed necessary in connection with the execution and delivery of the Transaction Documents.  Purchaser is knowledgeable about the industries in which the Company operates, is capable of evaluating the merits and risks of the Transactions as contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time.

(c)The foregoing shall not limit any right or remedy of Purchaser with respect to any claim for Fraud with respect to the making of the representations and warranties expressly made by the Company in Article II or by Seller in Article III.

Article V

COVENANTS OF SELLER AND THE COMPANY

Section 5.01Access.

(a)From and after the date of this Agreement and until the earlier to occur of the Closing or the termination of this Agreement pursuant to Article IX, Seller shall, and shall cause the Company to, give Purchaser and its Representatives reasonable access, during normal business hours, upon reasonable advance written notice and solely for purposes of integration planning and in furtherance of the Transactions,  to personnel, properties and Records relating to the Company; provided, that Purchaser and its Representatives (i) are accompanied at all times by Business Employees during any access to properties of the Company, (ii) comply with all applicable Law and all applicable policies and requirements of the Company (including such policies and requirements relating to environmental, health, safety and security matters) and (iii) shall not contact or otherwise communicate with the employees, customers or suppliers of the Company or any other Person having a business relationship with the Company, unless approved in writing in advance by Seller or as described on Section 5.01(a) of the Seller Disclosure Schedule; provided, further, that Seller or the Company may restrict such access to the extent that, as determined in the sole discretion of Seller or the Company, such access (x) could unreasonably disrupt the normal operations of Seller or the Company, (y) could violate or result in a waiver of any attorney-client privilege of Seller or the Company or violate any applicable Law (including merger control and competition Laws) or (z) could breach any duty of confidentiality or other obligation owed to any person.  Except as otherwise approved in advance in writing by Seller, such rights of access explicitly exclude any Phase II environmental investigations or any other intrusive or invasive testing or sampling, including testing or sampling of soil, surface water, air, groundwater or other materials.  In the event that Seller makes a determination to withhold any information from Purchaser based on clause (y) or (z) above, then to the extent such withheld information relates to facts, circumstances or events that would reasonably be expected to be materially adverse to the Company, Seller will, to the extent doing so is legally permissible, reasonably practicable, consistent with avoiding liability for gun jumping or related other competition Laws and would not in and of itself violate or result in a waiver of attorney-client privilege or breach any duty of confidentiality or other obligation, reasonably inform Purchaser of the same and discuss with Purchaser the general nature of the information withheld; provided, that the foregoing shall not limit any representations or warranties of the Company and Seller hereunder.

(b)As may be reasonably necessary in connection with Purchaser’s seeking to limit or remove certain exclusions or exceptions related to Financial Statements from the R&W Insurance Policy, upon reasonable written request from Purchaser, Seller and the Company shall use commercially reasonable efforts to provide Purchaser the information described on Section 5.01(b) of the Purchaser Disclosure Schedule, to the extent such information is reasonably available to Seller or the Company; provided, that Seller or the Company may withhold information to the extent that, as determined in the sole discretion of Seller or the Company, providing such information (i) could unreasonably disrupt the normal operations of Seller or the Company, (ii) could violate or result in a waiver of any attorney-client privilege of Seller or the Company or violate any applicable Law (including merger control and competition Laws) or (iii) could breach any duty of confidentiality or other obligation owed to any person; provided, further, that, notwithstanding anything to the contrary herein, it is understood and agreed that no failure of Seller or the Company to provide information pursuant to this Section 5.01(b) shall result in the failure of the condition set forth in Section 8.01(a) to be satisfied.

(c)When exercising its rights under this Section 5.01, Purchaser shall, and shall cause its Representatives to, use commercially reasonable efforts to minimize disruption to the Company and the Business.  Any information provided to or obtained by Purchaser by exercising its rights pursuant to this Section 5.01 will, prior to Closing, be subject to the Confidentiality Agreement.

Section 5.02Conduct of the Business.  From and after the date of this Agreement and until the earlier to occur of the Closing or the termination of this Agreement pursuant to Article IX, except (w) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as set forth in Section 5.02 of the Seller Disclosure Schedule, (y) as required by applicable Law or the terms of any Material Contract or (z) as otherwise contemplated or permitted by any of the Transaction Documents:

(a)the Company shall, and Seller shall cause the Company to, use commercially reasonable efforts to cause the Business to be conducted in all material respects in the ordinary course, and shall use commercially reasonable efforts to maintain and preserve intact the current organization and business of the Company, and the goodwill and relationships of the Company with its employees, customers and suppliers; and

(b)without limiting the generality of the foregoing, the Company shall not, and Seller shall not permit the Company to, do any of the following:

(i)amend the certificate of formation, operating agreement or any other comparable governing document of the Company;

(ii)declare or pay any dividend or make any other distribution to any holder of any Company Interest, other than, in each case, (A) cash dividends or other distributions of cash and (B) dividends or distributions in settlement of intercompany accounts, in each case, fully paid and completed prior to Closing;

(iii)redeem or otherwise acquire any equity interest in, or voting security of, the Company, or issue, sell or grant (A) any equity interest in, or voting security of, the Company or (B) any warrant, option, right, “phantom” stock right, stock appreciation right, stock-based performance unit, convertible or exchangeable securities or any other commitment or undertaking (1) pursuant to which the Company is or may become obligated to issue, sell or grant (x) any equity interest in, or voting security of, the Company or (y) any security convertible into, or exercisable or exchangeable for, any equity interest in, or voting security of, the Company, (2) pursuant to which the Company is, or may become obligated to, issue, sell or grant any such warrant, option, right, unit, security, commitment or undertaking or (3) that gives any Person the right to receive any benefit or right accruing to the holder of the Company Interests;

(iv)split, combine or reclassify any of the Company Interests, or issue any other security in respect of, in lieu of or in substitution for any of the Company Interests;

(v)adopt or amend any Benefit Plan or any Union Contract covering any Business Employee or grant to any Business Employee any material increase in salary, wage rate, bonus, incentive compensation, severance or termination pay for which Purchaser would be liable following the Closing, except, in each case, (A) in the ordinary course of business and consistent with past practice, (B)  as may be required under existing agreements, including any Benefit Plan or any Union Contract covering any Business Employee, or by applicable Law, (C) in connection with a promotion based on job performance or workplace requirements, in the ordinary course of business and consistent with past practice; (D) in the event of an adoption, amendment or grant that affects a broad cross section of employees of the Seller or any of its Affiliates in addition to the Business Employees; or (E) as would not result in any material Liability to the Company.

(vi)terminate, other than for “cause”, (1) any management employee or other key employee of the Business, in each case, whose annual base salary is more than $150,000, or (2) any Significant Employee; or enter into any new employment relationship or agreement with any management employee or other key employee of the Business (except for any Significant Employee) other than (A) in the ordinary course of business to fill vacancies or (B) where such new management employee or other key employee shall have an annual base salary equal to or less than $150,000; or enter into any new employment agreement, or materially modify any existing employment agreement, with any Significant Employee;

(vii)enter into, terminate or materially modify any agreement with any Material Customer or Material Supplier, which relates to (or is otherwise entered into in connection with) the purchase or sale of goods or services in excess of $150,000 on an annual basis (other than ordinary course purchase orders with Material Customers and Material Suppliers);

(viii)acquire any business or any corporation, partnership, association or other business organization or division, by merger, consolidation, purchase of assets or otherwise, for aggregate consideration in excess of $1,500,000, or that would reasonably be expected to adversely impact the Parties’ obtaining applicable approvals or waivers under the HSR Act;

(ix)other than in the ordinary course of business (including, for the avoidance of doubt, sales of inventory), sell, lease or otherwise dispose of any tangible assets of the Company having a fair market value in excess of $150,000, except for assets that are obsolete or no longer used by the Company;

(x)sell, lease or otherwise dispose of the Owned Property, or any portion thereof;

(xi)sell, license, assign or abandon any material Intellectual Property owned by the Company, except for (i) licenses granted in the ordinary course of business, and (ii) abandonment or other similar dispositions in the ordinary course of business;

(xii)other than in the ordinary course of business, permit any material asset of the Company to become subject to any Lien that would have been required to be set forth in Section 2.08 (Good and Valid Title to Assets Other than Stock, Real Property, Intellectual Property and Contracts), 2.09 (Real Property) or 2.10 (Intellectual Property) of the Seller Disclosure Schedule if existing on the date of this Agreement (other than any Permitted Lien);

(xiii)make or change any material Tax election of, or with respect to, the Company, other than in the ordinary course of business;

(xiv)make any material change to the Company’s methods of financial accounting in effect as of the date of this Agreement, except (A) as required by GAAP or applicable Law or (B) consistent with changes made generally by Seller with respect to its subsidiaries other than the Company; or

(xv)enter into an agreement to take any of the foregoing actions described in this Section 5.02(b).

Section 5.03Confidentiality.  During the three (3) year period following the Closing, Seller shall keep confidential (and not use in contravention of the restrictions set forth in Section 7.07), and cause its Affiliates and instruct its and their respective Representatives to keep confidential (and not use in contravention of the restrictions set forth in Section 7.07), all material non-public information concerning the Company and the Business, except (a) as required or requested by a Governmental Entity or required pursuant to Law or the rules or regulations of any securities exchange or listing authority or legal, administrative or judicial process (provided that other than with respect to normal or ordinary course reporting obligations under or pursuant to the Securities Exchange Act of 1934, as amended, Seller shall, to the extent reasonably practicable and permissible under applicable Law, notify Purchaser of such requirement or request, and reasonably cooperate with Purchaser to limit or obtain confidential treatment for such disclosure), (b) for information that is available on the Closing Date to the public, or thereafter becomes available to the public other than as a result of a breach of this Section 5.03, (c) for information disclosed in connection with the exercise of any right or remedy provided in any Transaction Document or any Proceeding directly or indirectly arising out of, under or relating to any Transaction Document, (d) for information disclosed to Seller or any of its Affiliates on a non-confidential basis by any Person not known by Seller to be bound by an obligation of confidentiality to the Company, (e) for information that is or was independently conceived or developed by Seller or any of its Representatives following the Closing Date without reference to or use of any non-public information concerning the Company and the Business and (f) for information disclosed in connection with Tax filings or Proceedings.

Section 5.04Resignations.  Prior to the Closing, Seller shall cause to be delivered to Purchaser the duly executed resignation, effective immediately after, and conditioned upon the occurrence of, the Closing, of each director (or member of a comparable governing body) or officer, as applicable, of the Company or shall take such other action as is necessary to cause each such person no longer to be a director (or member of a comparable governing body) or officer, as applicable, of the Company immediately after the Closing.

Section 5.05FIRPTA Certificate.  Seller shall deliver to Purchaser at the Closing a certificate, substantially in the form set forth as Exhibit B, duly completed and executed, certifying that it is not a foreign person.

Section 5.06Exclusivity.  Until the Closing or such time as this Agreement has been terminated in accordance with its terms, the Company and Seller will, and will cause their Affiliates and Representatives to, deal exclusively with Purchaser and its Representatives in connection with the proposed sale of the Company and the Business, and neither the Company or Seller, nor any Person acting on its or their behalf, will directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any nonpublic information relating to any transaction directly or indirectly involving the sale of any equity securities or assets of the

Company (including by operation of law or merger).  Without limiting the generality of the foregoing, the Company, Seller and their Representatives shall immediately discontinue all current discussions and negotiations with any other interested purchaser (other than Purchaser) involved in the current sale process relating to the Company and the Business.

Section 5.07Data Room.  At or promptly after the Closing, Seller shall deliver or cause to be delivered to Purchaser two (2) electronic copies of the virtual data room maintained by Seller or its Representatives in connection with the Transactions, on a hard drive, flash drive or other similar electronic media.

Section 5.08Title Insurance.  Seller and the Company shall deliver to Purchaser duly executed affidavits and documents as are customarily and reasonably required by Purchaser’s title insurance company, in the forms attached hereto as Exhibit D.

Section 5.09Lien Releases.  Seller and the Company shall deliver to Purchaser on the Closing, customary evidence of the release of (a) Liens on the Company’s assets arising under Seller Credit Documents (which evidence may take the form of a customary statement that applicable Liens will be released and terminated upon the consummation of the Closing), and (b) the Company as a guarantor under the Seller Credit Documents, in each case, with such releases conditioned upon the Closing.

Section 5.10Seller Release.  Except for claims arising out of this Agreement or the other Transaction Documents with respect to the performance of the Company’s covenants hereunder or thereunder after Closing, effective as of the Closing, Seller, for itself and its Affiliates and their respective Representatives, irrevocably and unconditionally releases and discharges the Company with respect to and from any and all demands, rights, claims, debts, Liabilities and obligations and damages of any nature or kind, whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, whether for damages or equitable relief, whether based on contract or any other basis, and whether arising in Law, in equity or otherwise, based upon facts, circumstances, occurrences or omissions existing, occurring or arising on or prior to the Closing, including any such matter which arises out of or relates to any breach of by the Company of any representation or warranty of the Company or covenant of the Company contained in this Agreement solely to the extent such covenant is to be performed in its entirety prior to the Closing, and which arises or relates to any action or omission of the Company on or prior to the Closing Date.  For the avoidance of doubt, the forgoing shall not limit the obligations of the Company with respect to the performance of the Company’s covenants under this Agreement or any other Transaction Document after Closing.

Section 5.11 Certain Marks.  Seller hereby assigns to Purchaser all of Seller’s right, title, and interest in and to the unregistered trademarks HICAL, HYDRATE and “Southern Lime”, including all rights related thereto and goodwill associated therewith.  Seller agrees that, as between the Parties, after the Closing, Purchaser shall be the sole and exclusive owner of all right, title and interest in and to the unregistered trademarks HICAL, HYDRATE and “Southern Lime”; provided, that Seller makes no, and disclaims any, representation or warranty with respect to the unregistered trademarks HICAL, HYDRATE and “Southern Lime”, including whether such unregistered trademarks are entitled to protection as trademarks, are owned by Seller, or may be used by Purchaser without infringing the rights of others.

Article VI

COVENANTS OF PURCHASER

Section 6.01Confidentiality.  Purchaser acknowledges that the information being made available to it in connection with the Transactions and the transactions contemplated by each of the Other Transaction Documents is subject to the terms, conditions and other provisions of the Confidentiality Agreement, which are incorporated herein by reference.  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating to the Company and the Business; provided, that Purchaser acknowledges that, notwithstanding such termination of the Confidentiality Agreement, after the Closing, any and all other information made available to it by or on behalf of Seller or any of its Affiliates or any of their respective Representatives, concerning Seller or any of its Affiliates (other than the Company) shall remain subject to the terms, conditions and other provisions of the Confidentiality Agreement after the Closing.  Purchaser shall use, and from and after the Closing shall cause the Company to use, reasonable best efforts to keep confidential and not disclose any trade secret, know-how or other confidential information relating to Seller or any of its Affiliates (other than the Company and the Business) to which Purchaser or the Company had access, or acquired knowledge of, prior to the Closing.  The foregoing shall not limit Purchaser’s and the Company’s ability to use any trade secret, know-how or other confidential information, to the extent relating to the Company and the Business.

Section 6.02No Use of Seller Names and Marks.

(a)Purchaser shall, and shall cause the Company to, promptly, and in any event no later than (i) ten (10) Business Days after the Closing Date, amend or terminate any organizational document, certificate of assumed name or “doing business as” filing by the Company so as to remove from each such document, certificate or filing and eliminate its right to use any of the Seller Names and Marks, (ii) thirty (30) days after the Closing Date, remove any and all Seller Names and Marks from (1) any signage on any Owned Property, vehicle or other asset, regardless of the form or medium, and (2) any website or other media operated in connection with the Business (including any social media, Internet site or other or similar uses) and (iii) thirty (30) days after the Closing Date, revise or replace all sales and product literature, purchase orders, invoices, shipping documents, packaging and labeling and all other similar materials (regardless of the form or medium) to delete, and cease use of, all references to any of the Seller Names and Marks; provided, that, with respect to the foregoing clause (iii), for a period of ninety (90) days following the Closing Date (unless earlier terminated by Seller pursuant to Section 6.02(b), the “Transitional Period”), Purchaser and the Company may continue to distribute sales and product literature and Inventory that uses any of the Seller Names and Marks in the ordinary course of business and consistent with past practice and only in the form, and to the extent, that such sales and product literature and Inventory exist on the Closing Date; provided, further, that Purchaser complies, and causes the Company to comply, with the terms and conditions set forth herein and all applicable Law.

(b)As between the Parties, Seller is the sole and exclusive owner of all right, title and interest in and to the Seller Names and Marks and all rights related thereto and goodwill associated therewith; and all uses of the Seller Names and Marks and the goodwill arising therefrom shall inure solely to the benefit of Seller.  Any use by Purchaser or the Company of any of the Seller Names and Marks during the Transitional Period is subject to each of their use of such Seller Names and Marks in a form and manner, and with standards of quality, in effect by Seller and its Affiliates with respect thereto as of the Closing Date and in accordance with all applicable Law.  To the extent that Purchaser, the Company, or any of its or their Affiliates has or acquires any right, title, and interest in and to the Seller Names or Marks, Purchaser and the Company shall, and do hereby, assign, and if applicable, shall cause its or their Affiliates to assign, to Seller all of such right, title, and interest in and to the Seller Names and Marks.

(c)Except as expressly permitted in Section 6.02(a) during the Transitional Period, Purchaser shall not, and shall cause each of its Affiliates (including the Company following the Closing) to not, directly or indirectly, at any time or in any form or manner following the Closing in any jurisdiction (i) use any Seller Names or Marks (including, for the avoidance of doubt, as part of an Internet domain name, social media handle or company name), (ii) file any application to register or otherwise seek to register or obtain any rights with respect to any Seller Names and Marks, or (iii) challenge the ownership, use, validity, enforceability or register ability of any Seller Names and Marks, and including, in each case, with respect to clauses (i) through (iii), any variations or other derivatives of any the foregoing.  Without limiting any other remedies that may be available to Seller or any of its Affiliates, Seller shall have the right to terminate the Company’s rights set forth in Section 6.02(a) upon written notice to Purchaser, following a ten (10) day notice and cure period, if Purchaser or any of its Affiliates breaches any of the terms or conditions set forth in this Section 6.02 or otherwise fails to comply with any reasonable direction of Seller with respect to the use of any of the Seller Names and Marks (including any quality standards).  Seller hereby expressly reserves all rights in and to the Seller Names and Marks, except solely for the limited non-exclusive license granted to Purchaser and the Company during the Transitional Period.  After the Closing, Purchaser shall not, and shall cause each of its Affiliates to not, hold itself out as having any affiliation with Seller or any of its Affiliates.

Section 6.03Securities Act.  Purchaser shall not sell, transfer, pledge, hypothecate or otherwise dispose of, or offer to sell, transfer, pledge, hypothecate or otherwise dispose of, the Company Interests in violation of any of the registration requirements of the Securities Act of 1933.

Section 6.04Insurance.

(a)Purchaser acknowledges and agrees that, except as expressly provided in this Section 6.04, the policies and insurance coverage maintained on behalf of the Company or the Business are part of the corporate insurance program maintained by Seller and its Affiliates (such policies, the “Corporate Policies”), such coverage will not be available or transferred to Purchaser or the Company, Purchaser shall be responsible for obtaining and maintaining replacement coverage for the Company and the Business and none of Seller or any of its Affiliates shall, subject to the immediately following sentence and Section 6.4(b), have any liabilities or obligations with respect thereto.  Notwithstanding the foregoing, solely with respect to events or circumstances arising solely out of the operation or conduct of the Business that occurred prior to the Closing that are covered by or insured under any occurrence based policies of any Seller or any of its Affiliates where the Company is an insured as of immediately prior to the Closing (provided, that between the date hereof and the Closing, Seller shall not take any action relating to the Company’s status as an insured under the Corporate Policies unless such action would apply generally to the Company, Seller and its Affiliates), Purchaser (or the Company, as applicable) may make claims, to the extent such claims (or the underlying events or circumstances relating to such claims) existed prior to the Closing, under any such insurance policies to the extent that such policies are available, and Seller shall, at the sole cost and expense of Purchaser, take any actions reasonably requested by Purchaser and necessary in connection with tendering such claims to the applicable insurers under such insurance policies and to provide Purchaser with the proceeds it realizes with respect to such claims to the extent arising out of the operation or conduct of the Business prior to the Closing; provided, that Purchaser or the Company shall exclusively bear (and Seller and its Affiliates shall not have any obligation to repay or reimburse Purchaser or the Company for) the amount of any deductibles, retentions, self-insurance or redemption account liability associated with claims under such policies (and to the extent Seller or any of its Affiliate pay, incur or otherwise bear any such amounts, Purchaser shall pay or reimburse Seller and its Affiliates for such amounts), whether such claims are made by Purchaser or the Company, their respective employees or third parties, and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of such claims (provided, that for the avoidance of doubt, the foregoing shall not limit the obligations of Seller under Article XI hereof).

(b)Seller and its Affiliates shall retain the exclusive right to control all of their Corporate Policies and the benefits and amounts payable thereunder, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any claims the Company has made or could make in the future; provided, that Seller and its Affiliates shall not take any such action unless such action would apply generally to coverage of claims by the Company and claims by Seller and its Affiliates; provided, further, that none of Seller or its Affiliates shall be obligated to indemnify the Company for the exhaustion of the limits of liability under the Corporate Policies.  It is further understood and agreed that Seller and its Affiliates may cancel or not renew any of the Corporate Policies at any time, without any liability or obligation to Purchaser or any of its Affiliates (including the Company); provided, that Seller and its Affiliates shall not take any such action unless such action would apply generally to the Company, Seller and its Affiliates.

(c)Other than as expressly set forth in this Section 6.04, Purchaser covenants and agrees not to seek to assert or to exercise any other rights or claims of the Company or the Business under or in respect of any past or current Corporate Policy under which the Company or any Affiliate thereof or the Business is an additional insured.

(d)(i) All obligations of Seller and its Affiliates pursuant to this Section 6.04, and (ii) all rights of Purchaser and its Affiliates (including, following the Closing, the Company) pursuant to this Section 6.04, shall terminate upon the thirty-six (36) month anniversary of the Closing Date, other than with respect to any claims brought pursuant to this Section 6.04 that remain pending or unresolved as of such date, which obligations or rights shall survive until the final resolution of such claims.

Section 6.05R&W Insurance Policy.  Concurrently with the execution and delivery of this Agreement, Purchaser has obtained and bound the R&W Insurance Policy, and has provided a true, correct and complete copy thereof to Seller.  Purchaser, on behalf of itself and its Affiliates acknowledges and agrees that: (a) all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to the R&W Insurance Policy shall be borne solely by Purchaser or such Affiliates and (b) none of Purchaser or any of its Affiliates shall amend, waive, modify or otherwise revise the R&W Insurance Policy in any manner adverse to Seller or its Affiliates without the prior written consent of Seller.

Article VII

MUTUAL COVENANTS

Section 7.01Efforts.

(a)Prior to the Closing, except with respect to the matters described in Section 7.01(b), which shall be governed by the provisions thereof, each party to this Agreement shall use reasonable best efforts to cause the conditions set forth in Article VIII to be satisfied and to consummate the Transactions; provided, that no Party shall be required to expend any funds to obtain any third party consents.  Each of Seller and Purchaser shall not, and shall cause their respective Affiliates to not, take any action that would, or that would reasonably be expected to, result in any of the conditions set forth in Article VIII not being satisfied in a timely manner or otherwise delay the consummation of the Transactions in any material respect.

(b)Antitrust Matters.

(i)Purchaser and Seller shall (A) as promptly as practicable and in any event not more than seven (7) Business Days after the date of this Agreement, make or cause to be made any filings required of each of them or any of their respective Affiliates under the HSR Act, and (B) cooperate with each other in connection with any such Filing and in connection with resolving any investigation or other inquiry of any Governmental Entity under any applicable Law with respect to any such filing or the Transactions.  Subject to applicable Law, each Party shall promptly inform the other party hereto of any material oral communication with, and provide (I) copies of material written communications with any Governmental Entity regarding any such Filings or the Transactions and (II) upon request of the other Parties, all information concerning itself, its Affiliates, directors, officers or equityholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with any such filing; provided, that (x) Seller and Purchaser may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 7.01 as “Outside Counsel Only” and such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of such materials (Seller or Purchaser, as the case may be) or its legal counsel and (y) materials may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements or applicable Law and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.  Subject to applicable Law, no party hereto shall independently participate in any substantive meeting with any Governmental Entity in respect of any such Filings, investigation, or other inquiry without giving the other party hereto prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate.  Subject to applicable Law and the instructions of any Governmental Entity, each of Seller and Purchaser shall keep the other apprised of the status of matters relating to Filings required to be made and Authorizations required to be obtained in connection with the Transactions, including by promptly furnishing the other with copies of notices or other communications received by Seller or Purchaser, as the case may be, or any of their respective Affiliates, from any Governmental Entity with respect to such Filings or Authorizations.   Purchaser shall pay the filing fees for any Filings required by the HSR Act.  Except for such filing fee, each Party shall pay such Party’s and its Affiliates fees, costs and expenses incurred in connection with preparing, filing and obtaining all Filings and Authorizations under the HSR Act, any other Antitrust Law, or otherwise, including responding to any requests for information received from any Governmental Entity in respect of such Filings, including legal, accounting, and economic analyses fees, under the HSR Act.

(ii)Purchaser shall not, and shall cause each of its “associates” or “affiliates” (each as defined in 16 CFR 801.1(d)) (collectively, “Purchaser Entities”) and its and their respective Affiliates to not, acquire, invest in, or otherwise obtain any interest in or agree to acquire, invest in or otherwise obtain any interest in by merging or consolidating with, or by purchasing any assets of or equity in, or by any other manner, any Person or portion thereof if the entering into a definitive agreement relating to or the consummation of such acquisition, investment, purchase, merger or consolidation would reasonably be expected to (A) impose any delay in the obtaining of, or significantly increase the risk of not obtaining, any Authorizations necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (B) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Transactions or (C) delay the consummation of the Transactions.

(iii)Purchaser shall, and shall cause the Purchaser Entities and their respective Affiliates to, take any and all actions necessary to make any Filings and obtain any Authorizations required under or in connection with any Antitrust Law, and to enable all waiting periods under any Antitrust Law to expire, and to avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Entity, in each case, to consummate the Acquisition or the other Transactions prior to the termination of this Agreement, including (1) offering and consenting to, and thereafter implementing, the following measures: (x) the sale, license, assignment, transfer, divestiture, holding separate or other disposition of any assets, business or portion of the business of Purchaser, its Affiliates, the Company or the Business or (y) the imposition of any restriction, requirement or limitation on the operation of the business or portion of the business of Purchaser, its Affiliates, the Company or the Business; provided, that, if the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order, such requirement, condition, limitation, understanding, agreement or order shall only be binding on the Company in the event the Closing occurs, and (2) contesting, defending and appealing any Proceeding, threatened or pending, Injunction, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any Party to consummate the Transactions and taking any and all other actions to prevent the entry, enactment or promulgation thereof.

(iv)Purchaser will not (A) withdraw its initial filing under the HSR Act and refile it unless Seller has consented in advance in writing to such withdrawal and refiling or (B) take, or cause to be taken, any action or do, or cause to be done, anything that would be reasonably likely to delay the grant of any Authorization or extend any waiting period under the HSR Act with respect to the Transactions or to cause any Governmental Entity to object to such Transactions.

(v)In the event any Proceeding by a Governmental Entity or other Person is commenced which questions the validity or legality of the Transactions or seeks damages in connection therewith, the parties hereto agree to cooperate and use all reasonable efforts to defend against such proceeding and, if an Injunction or other order is issued in any Proceeding, to use all reasonable efforts to have such Injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Transactions.  Nothing in this Section 7.01(b)(v) shall limit Purchaser’s obligations under Section 7.01(b)(i)-(iv) of this Agreement.

(vi)Nothing in this Agreement shall require Seller or any of its Affiliates (including the Company) or Purchaser or any of its Affiliates to take, or agree to take, any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.

Section 7.02Post-Closing Cooperation.  From time to time after the Closing, upon the reasonable request of either Purchaser or Seller, the other of such Parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as are reasonably necessary or desirable to more fully give effect to the Transactions.

Section 7.03Records.

(a)After the Closing, upon reasonable advance written notice, each of Seller and Purchaser shall furnish or cause to be furnished to each other and their respective Representatives reasonable access, during normal business hours, and upon reasonable notice, to such information, Records (including by furnishing copies thereof) and assistance (including by providing access to personnel) relating to the Company (to the extent within the control of such Party) as is reasonably necessary (i) for financial reporting and accounting matters, (ii) to facilitate the investigation, litigation, settlement and final disposition of any claims that may have been or may be made by or against Seller, Purchaser or any of their respective Affiliates or (iii) in connection with any investigation by any Governmental Entity, in the case of each of clauses (ii) and (iii), other than in connection with any claim related to Taxes.  Purchaser and Seller each shall reimburse the other of such Parties for reasonable and documented out-of-pocket costs and expenses incurred in assisting Purchaser or Seller, as applicable, or its Affiliates pursuant to this Section 7.03(a).  Nothing in this Section 7.03(a) shall obligate Purchaser or Seller to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

(b)During the seven (7)-year period following the Closing Date (or such longer period as may be required by applicable Law), neither Purchaser nor Seller shall destroy or otherwise dispose, or permit the destruction or disposal, of any Records relating to the Company that are in its or its Affiliates’ possession without providing written notice of such intended destruction or disposition no later than twenty (20) days prior to the date of such destruction or disposition and offering to deliver such other Party, at such other Party’s expense, custody of such Records, and, thereafter, Purchaser or Seller, as applicable, may destroy or dispose of all or part of such Records.  Notwithstanding the foregoing sentence, neither Purchaser nor Seller shall destroy or otherwise dispose, or permit the destruction or disposal, of any Records relating to the finances and Taxes of the Company (“Tax Records”) until the expiration of the last to expire of all applicable statutes of limitations for the taxable period or periods to which such Tax Records relate and, thereafter, Purchaser or Seller, as applicable, may destroy or dispose of all or part of such Tax Records without affording any right (of notice or otherwise) to the other of such Parties.

(c)After Closing, Seller will use commercially reasonable efforts to deliver to Purchaser all minute books, organizational record books and equity ledgers for the Company, to the extent such items are in the possession or control of Seller or its Affiliates (other than the Company), and will use commercially reasonable efforts to direct the Representatives of Seller or its Affiliates (other than the Company) to deliver to Purchaser any such books and ledgers which to the Knowledge of Seller are in the possession or control of such Representative.

Section 7.04Wrong Pockets.

(a)If, at any time during the twenty four (24) months after the Closing, Seller or any of its Affiliates is in possession of (i) any funds (including any refund or other amount relating to any claim (in respect of workers’ compensation, litigation, insurance or otherwise)) arising from the Business as presently conducted or (ii) any asset (including Intellectual Property) exclusively used or held for use in the conduct of the Business as presently conducted, then Seller shall promptly transfer, or cause its applicable Affiliate to transfer, such funds or asset to the Company or its designated Affiliate, for no additional consideration and net of Seller’s reasonable out-of-pocket costs incurred to effect such transfer or fulfill its obligation pursuant to the following sentence.  Until such transfer is effected, Seller shall, or shall cause its applicable Affiliate to, preserve the value of, and hold in trust for the use and benefit of the Company or its designated Affiliate, such funds or asset and provide to the Company or its designated Affiliate all of the benefits arising from such funds or asset and otherwise cause such funds or asset to be used as reasonably instructed by the Company or its designated Affiliate.  Notwithstanding anything in this Section 7.04(a) or any other provision of this Agreement, (i) the assets set forth on Section 7.04 of the Seller Disclosure Schedule (“Excluded Assets”) shall not be transferred to Purchaser or the Company or any of its or their Affiliates; (ii) as between the Parties, Purchaser and the Company agree that Seller is the sole and exclusive owner of all right, title and interest in and to the Excluded Assets and all rights related thereto and goodwill associated therewith; and (iii) to the extent that Purchaser, the Company, or any of its or their Affiliates has or acquires any right, title or interest in and to the Excluded Assets, Purchaser and the Company shall, and do hereby, assign, and if applicable, shall cause its or their Affiliates to assign, to Seller all of such right, title, and interest in and to the Excluded Assets.

(b)If, at any time between signing and Closing (with respect to the Company) or during the twenty four (24) months after the Closing (with respect to Purchaser or any of its Affiliates including the Company), the Company (if after the date hereof and prior to the Closing) or Purchaser or any of its Affiliates (including the Company) is in possession of (i) any funds (including any refund or other amount relating to any claim (in respect of workers’ compensation, litigation, insurance or otherwise)) arising from any business of Seller or any of its Affiliates other than the Business or (ii) any asset (including Intellectual Property) used or held for use in the conduct of any business of Seller or any of its Affiliates other than exclusively in the Business, then the Company (if after the date hereof and prior to the Closing) or Purchaser (if after Closing) shall promptly transfer, or cause its applicable Affiliate to transfer, such funds or asset to Seller or its designated Affiliate, for no additional consideration and net of the Company’s or Purchaser’s, as applicable, reasonable out-of-pocket costs incurred to effect such transfer or fulfill its obligation pursuant to the following sentence.  Until such transfer is effected, the Company or Purchaser, as applicable, shall, or shall cause its applicable Affiliate to, preserve the value of, and hold in trust for the use and benefit of Seller or its designated Affiliate, such funds or asset and provide to Seller or its designated Affiliate all of the benefits arising from such funds or asset and otherwise cause such funds or asset to be used as reasonably instructed by Seller or its designated Affiliate.

Section 7.05Publicity.  From and after the date of this Agreement and until the earlier to occur of the Closing and the termination of this Agreement pursuant to Article IX, neither Seller nor Purchaser will, or will permit any of its Affiliates to, make or issue any public release or announcement concerning the Transaction Documents or the transactions contemplated thereby without the prior written consent of the other of such Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any U.S. or non-U.S. securities exchange or listing authority, in which case the Party required to make the release or announcement (or whose Affiliate is required to make such release or announcement) shall, to the extent practicable and legally permissible, allow the other of such Parties a reasonable opportunity to comment on such release or announcement in advance of such issuance and the Party issuing such release shall consider any reasonable comments in good faith; provided, that each of Seller and Purchaser may make internal announcements to their respective employees that are consistent with such Party’s prior public disclosures regarding the transactions contemplated by the Transaction Documents and that otherwise have been made in accordance with this Section 7.05.  Seller and Purchaser agree that the initial press release to be issued with respect to the transactions contemplated by the Transaction Documents following the date hereof and following the Closing, respectively, shall be in the form mutually agreed upon by Seller and Purchaser.

Section 7.06Tax Matters.

(a)Purchaser and Seller shall cooperate fully with each other, as and to the extent reasonably requested by the other Party, in connection with the preparation, filing and execution of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding during normal business hours and making employees available (as reasonably required) on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder or to testify at any such proceeding, at the cost and expense of the requesting Party.  Seller and the Company agree to retain all books and records with respect to Tax matters pertinent to the Company until the expiration of the applicable statute of limitations.  Purchaser and Seller further agree, upon reasonable request, to use their commercially reasonable efforts to (i) obtain any certificate or other document from any Taxing Authority or any other person or (ii) take any other action as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any Party (including with respect to the transactions contemplated by this Agreement) all , at the cost and expense of the requesting Party.

(b)Notwithstanding the foregoing, after the Closing, each of Purchaser and Seller shall promptly notify the other in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim with respect to Taxes (each, a “Tax Proceeding”), of which such party has been informed in writing by any Taxing Authority, which, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification under this Agreement.  Such notice shall contain factual information (to the extent known to the notifying party) describing the asserted Liability for Taxes in reasonable detail and shall include copies of any notice or other document received from any Taxing Authority in respect of any such asserted Liability for Taxes.  In the case of a Tax Proceeding (i) with respect to the Company that relates to a Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period, or which, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification under this Agreement or (ii) with respect to any Seller Tax Group (in each case, a “Seller Contest”), Seller shall have the right, at its expense, to control the conduct of such Seller Contest; provided, that in the case of a Seller Contest with respect to the Company, (i) Seller shall keep Purchaser reasonably informed of the status of developments with respect to such Seller Contest, and (ii) Purchaser shall have the right to participate, at Purchaser’s own expense, in such Seller Contest.  For avoidance of doubt, Seller shall have the sole and exclusive right to control the conduct of any Seller Contest with respect to any Seller Tax Group, and Purchaser shall have no right to participate in, or be kept informed of the status of developments with respect to, any such Seller Contest.

(c)Preparation and Filing of Tax Returns.

(i)The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns of the Company that are required to be filed (taking into account any extensions) on or before the Closing Date.  Each such Tax Return shall be prepared in a manner consistent with past practices of the Company except as required by changes in applicable Law.

(ii)Purchaser shall prepare and file, or shall cause to be prepared and filed at Purchaser’s expense, all Non-Income Tax Returns of the Company with respect to Pre-Closing Tax Periods or the pre-Closing portion of any Straddle Period that are due after the Closing Date.  Purchaser shall provide each such Non-Income Tax Return to Seller for its review and approval (which approval shall not be unreasonably withheld, conditioned, or delayed) at least thirty (30) days prior to the date on which such Non-Income Tax Return is to be filed.  Such Non-Income Tax Returns shall be prepared in a manner consistent with past practices of the Company except as required by changes in applicable Law.

(iii)Seller shall prepare and file, or shall cause to be prepared and filed at Seller’s expense, all Income Tax Returns of the Company with respect to Pre-Closing Tax Periods or the pre-Closing portion of any Straddle Period that are due after the Closing Date.  Seller shall provide each such Income Tax Return to Purchaser for its review and approval (which approval shall not be unreasonably withheld, conditioned, or delayed) at least thirty (30) days prior to the date on which such Income Tax Return is to be filed, provided that, for the avoidance of doubt, Purchaser shall have no rights to approve (i) any consolidated, combined or unitary Income Tax Return to be filed by a group of which Seller or any of its Affiliates is a member or (ii) any Income Tax Returns as to which the income, gain, loss or deduction (or items thereof) of the Company are included or reflected as a disregarded entity.  Such Income Tax Returns shall be prepared in a manner consistent with past practices of the Company except as required by changes in applicable Law.

(iv)Without Seller’s prior written consent, Purchaser (and its subsidiaries and Affiliates) shall not take any of the following actions with respect to Taxes or Tax Returns in each case for any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period to the extent such action would increase the amount of Taxes for which Seller is liable to indemnify any party pursuant to Section 7.06(g): (A) amend any previously filed Tax Returns of the Company; (B) change any Tax election with respect to the Company; (C) extend or waive any statute of limitations with respect to Taxes or Tax Returns of the Company; or (D) initiate discussions or examinations with a Governmental Entity or Taxing Authority or make any voluntary disclosures with respect to Taxes.

(d)All Transfer Taxes that are imposed on any of the Parties by any Governmental Entity in connection with the transactions contemplated by this Agreement shall be borne by Purchaser.

(e)Within 120 calendar days after the determination of the Final Purchase Price in accordance with Section 1.04(b), Seller shall prepare and provide Purchaser with a draft of an allocation of the Final Purchase Price, together with the liabilities of the Company (to the extent applicable for U.S. federal Income Tax purposes) and any other relevant items (and all other capitalized costs), among the assets of the Company in accordance with Section 1060 of the Code (the “Allocation”).  If Seller does not receive a written objection to the draft Allocation from Purchaser within thirty (30) days of sending the draft Allocation to Purchaser, then the draft

Allocation will become final and binding on the Parties and their respective Affiliates.  If Seller receives a written objection to the draft Allocation from Purchaser within thirty (30) days of sending the draft Allocation to Purchaser, then the Parties will negotiate in good faith to resolve the dispute.  Neither Purchaser, Seller nor any of their respective Affiliates shall take any Tax position (whether in Tax audits, Tax Returns or otherwise) that is inconsistent with the Allocation, as finally determined pursuant to this Section 7.06(e), unless required to do so by applicable Law, and any subsequent adjustments to the Final Purchase Price shall be reflected in amendments to the Allocation made in accordance with the principles set forth in the initial Allocation (as finally determined pursuant to this Section 7.06(e)).

(f)Parties acknowledge that the purchase and sale of the Company Interests pursuant to this agreement is intended to be treated for U.S. federal Income Tax purposes and any relevant state or local Income Tax purposes as a purchase and sale of assets.  The Parties shall file all Tax Returns in accordance with the immediately preceding sentence unless otherwise required by applicable Law.

(g)Seller shall pay, or shall indemnify and reimburse Purchaser and its Affiliates for, the amount of (i) any and all Income Taxes of the Company for all Pre-Closing Tax Periods and the pre-Closing portion of any Tax period beginning prior to the Closing Date and ending after the Closing Date (such period being a “Straddle Period”) and (ii) any liability for Income Taxes of any member of any Seller Tax Group (other than the Company) under Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law or regulation, in each case to the extent not otherwise reflected in the Working Capital adjustment to the Purchase Price.  With respect to a Straddle Period, the portion of such Income Taxes attributable to the pre-Closing portion of the Straddle Period will be determined on the basis of a deemed closing of the books and records of the Company as of the Measurement Time.  For claims under this Section 7.06(g), Purchaser and its Affiliates shall be entitled and required to recover such amounts in the following order: first, from Seller, up to the amount of any retention then remaining under the R&W Insurance Policy; then, under the R&W Insurance Policy, to the extent of available coverage thereunder, and until coverage under the R&W Insurance Policy has been exhausted; and then from Seller.  Notwithstanding anything to the contrary in this Agreement, in no event shall the Purchaser, its Affiliates and the Purchaser Indemnitees be entitled to recover an aggregate amount in excess of the Final Purchase Price under this Section 7.06(g) and Article XI.

Section 7.07Restrictive Covenants.

(a)For a period of three (3) years after the Closing Date, Seller will not, and will not permit any of its controlled Affiliates to:  (i) directly engage in any business that directly competes with the Business, as conducted by the Company as of the date hereof and during the 12 months prior to the date hereof, within the States of Alabama, Florida, Georgia, Mississippi and Tennessee; (ii) intentionally interfere in any respect with the business relationships between any customers or suppliers of the Company with respect to the Business; or (iii) knowingly solicit any customers or suppliers of the Company for purposes of diverting their business or services from the Company.

(b)For a period of two (2) years after the Closing Date, Seller will not, and will not permit any of its Affiliates to, directly or indirectly, (i) induce or encourage any Business Employee to leave the employment of Purchaser or any of its Affiliates or (ii) solicit for employment or employ any Business Employee; provided, that the foregoing clause (ii) shall not preclude Seller or any of its Affiliates from (A) making general solicitations not specifically directed toward any Business Employee or (B) hiring any Business Employee (x) whose employment has been terminated by Purchaser or any of its Affiliates, (y) who responds to any general solicitation made by Seller or any of its Affiliates not specifically directed toward any Business Employee or (z) who contacts Seller or any of its Affiliates on his or her own initiative without any direct or indirect solicitation by Seller or any of its Affiliates (other than general solicitations described in the foregoing clause (A) or (B)(y)).

(c)For a period of two (2) years after the Closing Date, Purchaser will not, and will not permit any of its Affiliates to, directly or indirectly, (i) induce or encourage any employee of Seller or any of its Affiliates who is not a Business Employee to leave the employment of Seller or any of its Affiliates or (ii)  solicit for employment or employ any employee of Seller or any of its Affiliates who is not a Business Employee; provided, that the foregoing clause (ii) shall not preclude Purchaser or any of its Affiliates from (A) making general solicitations not specifically directed toward any such employee or (B) hiring any such employee (x) whose employment has been terminated by Seller or any of its Affiliates, (y) who responds to any general solicitation made by Purchaser or any of its Affiliates not specifically directed toward any such employee or (z) who contacts Purchaser or any of its Affiliates on his or her own initiative without any direct or indirect solicitation by Purchaser or any of its Affiliates (other than general solicitations described in the foregoing clause (A) or (B)(y)).

(d)Each of Purchaser and Seller acknowledge that the restrictions contained in this Section 7.07 are reasonable and necessary to protect their respective legitimate business interests (including with respect to the Company) and constitute a material inducement to enter into this Agreement and consummate the transactions contemplated by this Agreement.  In the event that any covenant contained in this Section 7.07 should ever be fully and finally adjudicated by a court of competent jurisdiction to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then such court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law.

Section 7.08Litigation Support.  If and for so long as any Party is prosecuting, contesting or defending any Proceeding, investigation, inquiry, charge, claim or demand by a third party in connection with any Transaction or the Company or the Business, the other Parties shall, and shall cause their respective Affiliates and its and their respective Representatives to, reasonably cooperate with the other Parties and their respective Representatives in such prosecution, contest or defense, including making available its personnel and providing such testimony and access to its books and records as reasonably necessary in connection with such prosecution, contest or defense, all at the cost and expense of the requesting party.  Notwithstanding anything to the contrary in this Agreement, and without limiting any rights or remedies of any Purchaser Indemnitees under Article XI hereunder, Purchaser hereby agrees, to the extent applicable, to move for substitution (or take similar actions under applicable Law to achieve a similar effect) of the Company for Seller or any of its Affiliates that is a party to any Proceeding exclusively related to the Business and to take all action necessary to cause Seller and each of its Affiliates to be released from any and all such Proceedings effective as of the Closing.

Section 7.09Filings and Authorizations.  With respect to the Company Environmental Permits, the Company shall, at the times required by applicable Environmental Law (whether before, at or after the Closing), (i) prepare and submit all Filings required to be submitted by the Company pursuant to any Environmental Law in connection with the transactions contemplated by this Agreement (including the items set forth on Section 7.09 of the Seller Disclosure Schedule), and (ii) use commercially reasonable efforts to obtain all Authorizations required to be obtained by the Company pursuant to any Environmental Law in connection with the transactions contemplated by this Agreement.  Fees required to be paid to any Governmental Entity by the Company in connection with submitting such Filings or obtaining such Authorizations shall be, to the extent not paid prior to Closing, the responsibility of Purchaser.

Section 7.10Notifications.  From and after the date of this Agreement until the Closing Date, (i) Seller and Purchaser shall promptly notify each other of any change, condition or event that renders or would reasonably be expected to render any representation or warranty set forth in this Agreement to be untrue or inaccurate to an extent such that a condition set forth in Section 8.01(a) or 8.02(a), as applicable, would not be satisfied if the Closing were to then occur and (ii) Purchaser shall promptly notify Seller of any change, condition or event that Purchaser believes gives rise to any indemnification obligation of Seller pursuant to Article XI; provided, that no such notification, nor any failure to make such notification, shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties.

Article VIII

CONDITIONS TO CLOSING

Section 8.01Conditions to Obligation of Purchaser.  The obligation of Purchaser to effect the Transactions is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Purchaser) as of the Closing of the following conditions:

(a)Representations and Warranties; Covenants.

(i)(A) The representation and warranty of the Company made in Section 2.15(a) (Absence of Changes or Events) of this Agreement shall be true and correct in all respects (subject to de minimis exceptions) at and as of the Closing as though made at and as of such time, (B) the representations and warranties of the Company made in Section 2.01 (Organization and Standing) and Section 2.02 (Authority; Binding Effect) of this Agreement shall be true and correct in all material respects at and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier time (in which case such representations and warranties shall be true and correct in all material respects at and as of such earlier time), (C) the representations and warranties of the Company made in Section 2.04 (Capitalization) of this Agreement shall be true and correct in all respects (subject to de minimis exceptions) at and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier time (in which case such representations and warranties shall be true and correct in all respects (subject to de minimis exceptions) at and as of such earlier time) and (D) the representations and warranties of the Company made in Article II of this Agreement (other than those listed in the preceding clauses (A), (B) and (C)) shall be true and correct at and as of the Closing as though made at and as of such time (except to the extent such representations and warranties expressly relate to an earlier time, in which case such representations and warranties shall be true and correct at and as of such earlier time), except for such failure to be so true and correct that would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect; provided, that solely with respect to the foregoing clause (D), qualifications as to “materially” or “Company Material Adverse Effect” shall be disregarded (except with respect to Section 2.05 (Financial Statements) and any such qualification to the extent it qualifies an affirmative obligation to list specified items on the Seller Disclosure Schedule, including as contemplated by Section 2.09(a) (Real Property), Section 2.09(b) (Real Property), Section 2.10(b) (Intellectual Property), Section 2.11(a) (Contracts), Section 2.14(a) (Benefit Plans) and Section 2.14(e) (Benefit Plans)).  The Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company prior to the Closing.  Seller shall have delivered to Purchaser a certificate dated the Closing Date and signed by an authorized officer of the Company confirming the foregoing provisions of this Section 8.01(a)(i).

(ii)(A) The representations and warranties of Seller made in Section 3.01 (Ownership of Company Interests) and Section 3.02 (Authority; Binding Effect) of this Agreement shall be true and correct in all material respects at and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier time (in which case such representations and warranties shall be true and correct in all material respects at and as of such earlier time), (B) the representations and warranties of Seller made in Section 3.05 (Brokers) of this Agreement shall be true and correct in all respects (subject to de minimis exceptions) at and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier time (in which case such representations and warranties shall be true and correct in all respects (subject to de minimis exceptions) at and as of such earlier time) and (C) the representations and warranties of Seller made in Article III of this Agreement (other than those listed in the preceding clauses (A) and (B)) shall be true and correct at and as of the Closing as though made at and as of such time (except to the extent such representations and warranties expressly relate to an earlier time, in which case such representations and warranties shall be true and correct at and as of such earlier time), except for such failure to be so true and correct that would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect.  Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller prior to the Closing.  Seller shall have delivered to Purchaser a certificate dated the Closing Date and signed by an authorized officer of Seller confirming the foregoing provisions of this Section 8.01(a)(ii).

(b)No Injunctions or Restraints.  No applicable Law or Injunction enjoining or otherwise prohibiting the consummation of the Transactions shall be in effect.

(c)Governmental Approvals.  All waiting periods (and any extensions thereof) applicable to the consummation of the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) shall have expired or been terminated and no agreement with any Governmental Entity or other prohibition related to any Government Approval shall remain pending.

(d)Other Transaction Documents.  Seller or its applicable Affiliate shall have executed and delivered to Purchaser each of the Other Transaction Documents to which Seller or any of its Affiliates is a party.

(e)No Company Material Adverse Effect.  From the date of this Agreement until Closing, there shall not have been any change, effect, event or occurrence (or series of related changes, effects, events or occurrences) that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect.

Section 8.02Conditions to Obligation of Seller.  The obligation of Seller and the Company to effect the Transactions is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Seller and the Company) as of the Closing of the following conditions:

(a)Representations and Warranties; Covenants.  (i) The representations and warranties of Purchaser made in Section 4.01 (Organization and Standing) and Section 4.02 (Authority; Binding Effect) of this Agreement shall be true and correct in all respects (subject to de minimis exceptions) at and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier time (in which case such representations and warranties shall be true and correct in all respects (subject to de minimis exceptions) at and as of such earlier time) and (ii) the representations and warranties of Purchaser made in Article IV of this Agreement (other than those listed in the preceding clause (i)) shall be true and correct at and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier time, in which case such representations and warranties shall be true and correct at and as of such earlier time), except for such failure to be so true and correct that would not reasonably be expected to, individually or in the aggregate, result in a Purchaser Material Adverse Effect; provided, that solely with respect to the foregoing clause (ii), qualifications as to “materiality” or “Purchaser Material Adverse Effect” shall be disregarded.  Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser prior to the Closing.  Purchaser shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of Purchaser confirming the foregoing provisions of this Section 8.02(a).

(b)No Injunctions or Restraints.  No applicable Law or Injunction enjoining or otherwise prohibiting the consummation of the Acquisition shall be in effect.

(c)Governmental Approvals.  All waiting periods (and any extensions thereof) applicable to the consummation of the Acquisition under the HSR Act shall have expired or been terminated and no agreement with any Governmental Entity or other prohibition related to any Government Approval shall remain pending.

(d)Other Transaction Documents.  Purchaser or its applicable Affiliate shall have executed and delivered to Seller each of the Other Transaction Documents to which Purchaser or any of its Affiliates is a party.

Section 8.03Frustration of Closing Conditions.  Neither Purchaser nor Seller may assert the failure of any condition set forth in this Article VIII to be satisfied as a defense to its obligation to effect the Transactions if such failure was caused by such Party’s material breach of this Agreement or such Party’s failure to act in good faith, including any failure to use the standard of efforts required to be used by such Party to take the actions required of such Party to consummate the Transactions as required by and subject to Section 7.01.

ARTICLE IX

TERMINATION

Section 9.01Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing by:

(a)the mutual written consent of Seller and Purchaser;

(b)Purchaser, upon written notice to Seller, if there has been a breach by Seller or the Company of any of the representations, warranties, covenants or obligations of such Party set forth herein, which breach would result in the failure of any condition set forth in Section 8.01 to be satisfied as of the Closing and which breach is incapable of being cured or, if capable of being cured, has not been cured prior to the earlier of (x) twenty (20) days after Purchaser has delivered written notice of such breach to Seller and (y) the Outside Date; provided, that such right of termination shall not be available at any time that Purchaser is in breach of any of its representations, warranties, covenants or obligations set forth herein, which breach would result in the failure of any condition set forth in Section 8.02 to be satisfied as of the Closing;

(c)Seller, upon written notice to Purchaser, if there has been a breach by Purchaser of any of the representations, warranties, covenants or obligations of Purchaser set forth herein, which breach would result in the failure of any condition set forth in Section 8.02 to be satisfied as of the Closing and which breach is incapable of being cured or, if capable of being cured, has not been cured prior to the earlier of (x) twenty (20) days after Seller has delivered written notice of such breach to Purchaser and (y) the Outside Date; provided, that such right of termination shall not be available at any time that Seller is in breach of any of its representations, warranties, covenants or obligations set forth herein, which breach would result in the failure of any condition set forth in Section 8.01 to be satisfied as of the Closing;

(d)Seller or Purchaser, upon written notice to the other of such Parties, if the Closing does not occur on or prior to March 28, 2020 (such date, as it may be extended, the “Outside Date”); provided that if, as of such date, the conditions set forth in (i) Section 8.01(c) and Section 8.02(c) or (ii) Section 8.01(b) and Section 8.02(b) in connection with Section 8.01(c) and Section 8.02(c), respectively, have not been satisfied as of the Outside Date, then either Seller or Purchaser may elect by delivering written notice to the other Party at or prior to 11:59 p.m., New York City time, on March 28, 2020 to extend the Outside Date to June 28, 2020; provided, further, that if (A) as of June 28, 2020, the Outside Date has been extended in accordance with the preceding proviso and (B) the conditions set forth in (x) Section 8.01(c) and Section 8.02(c) or (y) Section 8.01(b) and Section 8.02(b) in connection with Section 8.01(c) and Section 8.02(c), respectively, have not been satisfied as of the Outside Date (as extended in accordance with the preceding proviso), then either Seller or Purchaser may elect by delivering written notice to the other Party at or prior to 11:59 p.m., New York City time, on June 28, 2020 to extend the Outside Date to September 28, 2020; provided, further, however, that such right of termination shall not be available to Seller or Purchaser (I) at any time that such Party is in material breach of any of its covenants or obligations set forth in Section 7.01(b) or (II) if the action or inaction of such Party was a significant cause of the failure of the Closing to occur on or prior to the Outside Date (as it may be extended); or

(e)Seller or Purchaser, upon written notice to the other of such Parties, if any applicable Law or Injunction issued by a Governmental Entity of competent jurisdiction enjoining or otherwise prohibiting the Acquisition shall be in effect and shall have become final and nonappealable; provided, however, that such right of termination shall not be available to Seller or Purchaser if the action or inaction of such Party was a significant cause of the issuance of any such Injunction.

Section 9.02Return of Confidential Information.  If this Agreement is terminated and the Transactions are abandoned as provided in Section 9.01, then:

(a)notwithstanding any provision in the Confidentiality Agreement to the contrary, Purchaser shall return to Seller (or, at Purchaser’s election, destroy) all material (in whatever form or medium) in the possession or control of Purchaser or any of its Affiliates (i) constituting Evaluation Material or (ii) otherwise made available to Purchaser, its Affiliates and its and their respective Representatives by Seller, its Affiliates and its and their respective Representatives in connection with the Transactions or any of the Transaction Documents or relating to the Business, in the case of each of clauses (i) and (ii), whether obtained by Purchaser or its applicable Affiliate before or after the execution hereof (provided, that Purchaser, and its Affiliates and their respective representatives, shall not be required to delete electronic archival copies of such materials); and

(b)all confidential information made available to Purchaser, its Affiliates and its and their respective Representatives with respect to Seller, its Affiliates (including the Company) and its and their respective Representatives shall be treated in accordance with the Confidentiality Agreement (except as set forth in Section 9.02(a)).

Section 9.03Consequences of Termination.  In the event of valid termination by Seller or Purchaser pursuant to this Article IX, written notice thereof specifying the provision pursuant to which such Party is terminating this Agreement shall promptly be given to the other of such Parties and the Transactions shall be terminated, without further action by any Party.  If this Agreement is validly terminated and the Transactions are abandoned as provided in this Article IX, this Agreement shall become null and void and of no further force or effect, except for the provisions of (i) Section 6.01 (Confidentiality), (ii) Section 7.05 (Publicity), (iii) this Article IX (Termination) and (iv) Article XII (Miscellaneous) and the definitions set forth in Annex A.  Nothing in this Article IX shall be deemed to release either Seller or Purchaser from any Liability for any Willful Breach by such party of any provision hereof prior to such termination or to impair the right of any Party to compel specific performance by the other Party of its obligations under this Agreement that survive such termination.  In the event a Proceeding to recover damages resulting from any Willful Breach of this Agreement is brought and the Party bringing such Proceeding is the prevailing party in such Proceeding, the non-prevailing party shall also pay the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the prevailing Party in such Proceeding.

Article X

EMPLOYEE MATTERS

Section 10.01Continuation of Employment.  Each Business Employee who is employed by the Company immediately prior to the Closing shall continue their current employment with the Company immediately following the Closing.  Each such Business Employee who continues employment with the Company following the Closing shall be a “Transferred Employee”.  Effective as of the Closing Date, Seller shall, or shall cause one of its Affiliates to, transfer to the Company the employment of the individual set forth on Section 10.01 of the Seller Disclosure Schedule.  For purposes of this Article X, such individual shall be considered a Business Employee as of the Closing Date.

Section 10.02Continuation of Compensation and Benefits.  For twelve (12) months following the Closing Date (the “Continuation Period”), the Company shall, or Purchaser shall cause one of its Affiliates to, provide to each Transferred Employee to the extent such Person remains employed with the Company during such Continuation Period, (a) a base salary or wage rate, variable pay and non-equity incentive or bonus opportunities that in each case is no less favorable than, and (b) other employee benefits and compensation that are no less favorable in the aggregate than, in the case of each of clauses (a) and (b), the base salary or wage rate, variable pay, non-equity incentive or bonus opportunities and other employee benefits and compensation provided or available to each such Transferred Employee under the Benefit Plans or other compensation and benefit plans, programs or arrangements of Seller or any of its Affiliates immediately prior to the Closing Date (which, for purposes of health benefit plans, will take into account actuarial value).  Notwithstanding the foregoing or anything to the contrary in this Article X, the compensation, benefits and other terms and conditions of employment for the Transferred Employees who are covered by a Union Contract shall be governed by the terms of the applicable Union Contract.  Effective as of the Closing, each Transferred Employee shall cease to participate in any Benefit Plan as an active employee, and the Company shall terminate its participation in each Benefit Plan.

Section 10.03Severance Obligations.  The Company (or other applicable Affiliate of Purchaser) shall provide to each Transferred Employee whose employment is terminated by the Company or any of its Affiliates during the Continuation Period, severance and termination benefits in an amount equal to the severance and termination benefits that would have been due to such Transferred Employee under the applicable Benefit Plan providing severance or termination benefits, the Union Contract, or such other compensation plan, program, policy, agreement or arrangement of Seller or any of its Affiliates, with respect to the arrangements set forth on Section 10.03 of the Seller Disclosure Schedule, immediately prior to the Closing Date, taking into account and including the service and compensation of such Transferred Employee with respect to his or her employment with Purchaser and its Affiliates following the Closing Date.  The foregoing shall only apply to the extent such severance or termination benefits are set forth on Section 10.03 of the Seller Disclosure Schedule, with reasonably specificity in order for Purchaser to calculate the applicable severance or termination benefit so payable.

Section 10.04Welfare Plan and COBRA Obligations.

(a)Without limiting the generality of Section 10.02, effective as of the Closing Date, the Company shall, or the Purchaser shall cause its Affiliates to, have in effect health and welfare benefit plans providing benefits to the Transferred Employees and their eligible dependents effective as of the Closing Date and without any waiting period.  Seller and its Affiliates (other than the Company) shall have no obligation under Section 6055 and 6056 of the Code with respect to any obligation of the Company, or any offers of coverage made to the Transferred Employees, for any period of time as of or following the Closing Date.

(b)Purchaser and its Affiliates (including the Company shall be solely responsible for any and all obligations arising under COBRA with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9 and for any and all obligations to provide continuation coverage for current Business Employees and Former Business Employees and their dependents who are “qualified beneficiaries” under COBRA or who are eligible to receive or are receiving continuation coverage under COBRA as of the Closing under the applicable Benefit Plans of Seller or any of its Affiliates.

Section 10.05Service Credit.  From and after the Closing and with respect to each Transferred Employee, Purchaser and its Affiliates shall (a) recognize, for all purposes (including eligibility, vesting and benefit levels and accruals) under all plans, programs, policies, agreements and arrangements that are sponsored by or may be established or maintained by Purchaser or any of its Affiliates (including the Company) on or after the Closing Date (“Purchaser Benefit Plans”), service with Seller and its Affiliates and predecessors earned prior to the Closing Date to the extent such service was recognized under a corresponding Benefit Plan or to the extent such service was required to be covered by the applicable Union Contract, (b) waive any pre-existing condition exclusion, actively-at-work requirement, evidence of insurability, waiting period or similar condition, limitation or requirement under all Purchaser Benefit Plans that provide health and other welfare benefits, except to the extent such pre‑existing condition, exclusion, requirement or waiting period would have applied to such Transferred Employee under the corresponding Benefit Plan immediately prior to the Closing Date, and (c) provide full credit under all Purchaser Benefit Plans that provide health benefits for any co-payments, deductibles or similar payments made or incurred under a Benefit Plan with respect to each Transferred Employee (and each eligible dependent of such Transferred Employee) prior to the Closing Date for the plan year in which the Closing occurs.

Section 10.06Accrued Vacation; Paid Time Off.  Except as otherwise required under applicable Law, as of the Closing Date, Purchaser shall cause the Company to honor all vacation days and paid time off (including sick time) accrued but not yet taken by each Transferred Employee prior to the Closing Date.

Section 10.07Bonuses.  Purchaser shall cause the Company to make any and all payments required to be made with respect to,

compensation payable in respect of any Transferred Employee (whether relating to periods before or after the Closing Date) under any Benefit Plan that is a variable pay, bonus, cash performance or incentive plan and that is set forth on Section 10.07 of the Seller Disclosure Schedule, including compensation that is accrued and payable with respect to periods prior to the Closing Date.

Section 10.08Union Contracts.

(a)Following the Closing, any employee benefit that is required pursuant to any Union Contract (except as specifically provided in this Article X, other than in respect to benefits accrued and vested as of the Closing under any Benefit Plan) shall instead be provided pursuant to an employee benefit plan maintained by Purchaser or one of its Affiliates.

(b)Purchaser shall, and shall cause its Affiliates to, render full good faith cooperation to Seller and its Affiliates, and Seller shall render full cooperation to Purchaser and its Affiliates, in each case in any negotiations with or requests for information by, unions or employee representatives that are required or initiated to accomplish the transactions contemplated by this Agreement.

Section 10.09401(k) Plan.  Without limiting the generality of Section 10.02, effective as of the Closing Date, Purchaser shall, or shall cause its Affiliates to, have in effect a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Purchaser 401(k) Plan”) providing benefits as of the Closing Date to the Transferred Employees.  Purchaser agrees to cause the Purchaser 401(k) Plan to allow each Transferred Employee to make a “direct rollover” to the Purchaser 401(k) Plan of the account balances of such Transferred Employee (excluding promissory notes for any outstanding loans) under the Benefit Plan that is a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code.

Section 10.10No Third-Party Beneficiaries.  The provisions of this Article X are solely for the benefit of the Parties and nothing in this Article X, express or implied, shall confer upon any Business Employee, or legal representative or beneficiary thereof, any rights or remedies, including any third-party beneficiary right or any right to employment or continued employment for any specified period or compensation or benefits of any nature or kind whatsoever under this Agreement.  Subject to compliance with the other provisions of this Article X, nothing in this Article X, express or implied, shall be construed to prevent Purchaser or any of its Affiliates from terminating or modifying to any extent or in any respect any benefit plan that Purchaser or any such Affiliate may establish or maintain.  Notwithstanding any provision of this Article X to the contrary, the terms of this Article X are not intended to, and shall not, constitute an amendment or modification to any benefit plan or other compensation or benefit plan, program, policy, agreement or arrangement.  Nothing in this Agreement modifies the at-will employment relationship of any Business Employee.

Article XI

INDEMNIFICATION AND SURVIVAL

Section 11.01General Indemnification by Seller.

(a)Subject to the terms, conditions and limitations set forth in this Article XI, from and after the Closing, Seller shall (without duplication with respect to any other payment made pursuant to this Agreement) indemnify Purchaser against, and hold it harmless from, any loss, liability, claim, damage or expense, including reasonable, documented third party legal fees and expenses (collectively, “Losses”) suffered or incurred by Purchaser, its Affiliates (including the Company after the

Closing) and each of their respective officers, directors, employees, stockholders, agents and representatives (collectively, the “Purchaser Indemnitees”) (other than any Losses related to Taxes, for which indemnification is provided under Section 7.06), to the extent arising or resulting from the following (if and only to the extent that a Purchaser Indemnitee provides written notice of such breach (which notice shall describe the applicable breach in reasonable detail, include copies of all available material written evidence thereof and indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the applicable Purchaser Indemnitee in connection therewith) to Seller prior to the Fundamental Representation Survival Date or the General Representation Survival Date, as applicable:

(i)any breach of any Seller Fundamental Representation in this Agreement;

(ii)any breach of any Seller General Representation in this Agreement (including, for the avoidance of doubt, any such breaches arising or occurring from and after the date hereof, and up to and including the Closing, which are known to or discovered by Purchaser prior to the Closing (and are as such excluded or excepted from coverage under the R&W Insurance Policy), but which do not result in a failure of Purchaser’s conditions to Closing under Section 8.01(a), to the extent applicable to the Seller General Representations); and

(iii)the matters set forth on Section 11.01(a) of the Seller Disclosure Schedule.

(b)Notwithstanding anything to the contrary contained in Section 11.01(a), Seller shall not be required to indemnify any Purchaser Indemnitee and shall not have any liability under this Section 11.01 to the extent (i) any Loss arose in connection with any action taken or omitted to be taken by a Purchaser Indemnitee (except to the extent such act or omission reflects the continuation, in all material respects, of the pre-Closing practices of the Company, or is an action taken to mitigate a Loss as provided herein), or (ii) any Loss arose in connection with any breach of a representation and warranty or covenant made or to be performed by Purchaser under this Agreement.

(c)Except for (i) any specific enforcement or equitable remedy to which a Party is entitled pursuant to Section 12.11 or (ii) claims of, or causes of action arising from, Fraud, Purchaser, on behalf of itself and each other Purchaser Indemnitee, agrees that its sole and exclusive remedy after the Closing with respect to any and all claims relating to this Agreement shall be pursuant to the indemnification provisions set forth in this Article XI.  In furtherance of the foregoing, Purchaser, for itself and on behalf of the Purchaser Indemnitees, their Affiliates and their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors and permitted assigns (the “Purchaser Waiving Parties”), hereby irrevocably waives to the fullest extent permitted under applicable Law, including by contractually shortening the applicable statute of limitations, from and after the Closing, any and all rights, claims and causes of action (other than those expressly contained in clauses (i) and (ii) of the immediately preceding sentence) that it or the Purchaser Waiving Parties may have against Seller, its Affiliates and their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnity Parties”) relating to the operation of the Company or the Business or relating to the subject matter of this Agreement or the Disclosure Schedules or the Transactions, whether arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law or the Comprehensive Environmental Response, Compensation, and Liability Act or any other Environmental Law), in each case, except pursuant to this Article XI.  Notwithstanding the foregoing, nothing contained in this Section 11.01(c) shall in any way impair the rights and obligations of Purchaser and Seller to resolve disputes with respect to the Statement and the calculation of the Final Purchase Price pursuant to Section 1.04, and the fact that Purchaser may have the right to pursue a claim for indemnification under this Article XI with respect to any facts or circumstances shall not operate to impair the application of Section 1.04 in accordance with its terms; provided, however, that in no event shall Purchaser be entitled to receive indemnification for Losses to the extent that the amount of any item is actually reflected in the calculation of Working Capital, Funded Debt or Unpaid Company Transaction Expenses and therefore actually reflected in the calculation of the Final Purchase Price.

Section 11.02General Indemnification by Purchaser.

(a)Subject to the terms, conditions and limitations set forth in this Article XI, from and after the Closing, Purchaser shall (without duplication with respect to any other payment made pursuant to this Agreement) indemnify Seller against, and hold it harmless from any Losses suffered or incurred by Seller, its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (collectively, the “Seller Indemnitees”) to the extent arising resulting from any breach of (i) any Purchaser Fundamental Representation in this Agreement or (ii) any Purchaser General Representation in this Agreement, but if and only to the extent that a Seller Indemnitee provides written notice of such breach (which notice shall describe the applicable breach in reasonable detail, include copies of all material written evidence thereof and indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the applicable Seller Indemnitee in connection therewith) to Purchaser prior to the Fundamental Representation Survival Date or the General Representation Survival Date, as applicable.

(b)Notwithstanding anything to the contrary contained in Section 11.02(a), Purchaser shall not be required to indemnify any Seller Indemnitee and shall not have any liability under this Section 11.02 to the extent (i) any Loss arose in connection with any action taken or omitted to be taken by a Seller Indemnitee, or (ii) any Loss arose in connection with any breach of a representation and warranty or covenant made or to be performed by Seller under this Agreement.

(c)Except for (i) any specific enforcement or equitable remedy to which a Party is entitled pursuant to Section 12.11 or (ii) claims of, or causes of action arising from, Fraud, Seller, on behalf of itself and each other Seller Indemnitee, agrees that its sole and exclusive remedy after the Closing with respect to any and all claims relating to this Agreement shall be pursuant to the indemnification provisions set forth in this Article XI.  In furtherance of the foregoing, Seller, on behalf of itself and each other Seller Indemnitee, hereby waives, from and after the Closing, any and all rights, claims and causes of action (other than those expressly contained in clauses (i) and (ii) of the immediately preceding sentence) that it or any Seller Indemnitee may have against Purchaser or any of Purchaser’s Affiliates arising under, or based upon, this Agreement or the Disclosure Schedules or the Transactions, in each case, except pursuant to this Article XI.  Notwithstanding the foregoing, nothing contained in this Section 11.02(c) shall in any way impair the rights and obligations of Purchaser and Seller to resolve disputes with respect to the Statement and the calculation of the Final Purchase Price pursuant to Section 1.04, and the fact that Seller may have the right to pursue a claim for indemnification under this Article XI with respect to any facts or circumstances shall not operate to impair the application of Section 1.04 in accordance with its terms.

Section 11.03Limitations; Calculation of Losses; Mitigation.

(a)Seller shall not be required to indemnify, defend or hold harmless the Purchaser Indemnitees with respect to any Losses pursuant to Section 11.01(a)(ii) unless and until the aggregate amount of the Purchaser Indemnitees’ Losses under Section 11.01(a)(ii) exceeds the Deductible, after which Seller shall only be obligated with respect to Losses of the Purchaser Indemnitees in excess of the Deductible (subject to the other limitations set forth herein); provided that the foregoing limitation shall not apply to claims of, or causes of action arising from, Fraud.

(b)Seller shall not be required to indemnify, defend or hold harmless the Purchaser Indemnitees with respect to any Losses pursuant to Section 11.01(a)(ii) in excess of the General Indemnity Amount; provided that the foregoing limitation shall not apply to claims of, or causes of action arising from, Fraud.  For the avoidance of doubt, Purchaser acknowledges, understands and agrees that, except for claims of, or causes of action arising from, Fraud, the sole source of recovery for the Purchaser Indemnitees with respect to any Losses in excess of the General Indemnity Amount due to breaches of any Seller General Representations in this Agreement shall be the R&W Insurance Policy.

(c)The amount of any Loss for which indemnification is provided under this Article XI shall be net of any and all amounts actually recovered by the indemnified party under any insurance policies or otherwise (including, for the avoidance of doubt, any amounts recoverable under the R&W Insurance Policy or contractual indemnities of another Person which are contained outside this Agreement) with respect to such Loss (and the indemnified party shall use reasonable best efforts to make such recovery, and shall refund to the indemnifying party any subsequent recovery made with respect to any Loss previously paid or reimbursed by the indemnifying party hereunder); and such Losses shall further be reduced to take account of any Tax benefit realized as a result of the incurrence or payment of the applicable Loss as a reduction in cash Taxes paid by the indemnified party (or, in the case of Purchaser, the Company) and increased to take account of any Tax cost incurred by the indemnified party as a result of the receipt of any indemnification payment hereunder, determined on a with and without basis.

(d)For the avoidance of doubt (and provided that the following limitations shall not apply to claims of, or causes of action arising from, Fraud) for claims by a Purchaser Indemnitee under Section 11.01(a)(i), the Purchaser Indemnitees shall be entitled and required to recover such amounts in the following order:  first, from Seller, up to the amount of any retention then remaining under the R&W Insurance Policy; second, under the R&W Insurance Policy, to the extent coverage is available thereunder and until coverage under the R&W Insurance Policy has been exhausted; and third, from Seller.

(e)Notwithstanding anything to the contrary contained in this Agreement, in no event shall Purchaser, its Affiliates and the Purchaser Indemnitees be entitled to recover an aggregate amount in excess of the Final Purchase Price under Section 7.06(g) and this Article XI.

(f)Notwithstanding anything to the contrary herein or provided under applicable Law, (i) Losses arising or resulting from any breach of any Seller General Representation or any Seller Fundamental Representation shall not include Losses that are in the nature of punitive, special, treble or indirect damages, in each case of any kind or nature, regardless of the form of action through which any of the foregoing are sought and (ii) Losses arising or resulting from any matters other than any breach of any Seller General Representation or any Seller Fundamental Representation shall not include Losses that are in the nature of punitive, consequential, special, treble or indirect damages or damages based on any multiple, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity, in each case of any kind or nature, regardless of the form of action through which any of the foregoing are sought, in each case of the foregoing clauses (i) and (ii), except to the extent any such Losses are awarded and paid by an indemnified party with respect to a Third Party Claim.

(g)Purchaser and Seller shall, and shall cause their respective Affiliates to, cooperate with each other with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify the other Party or a Seller Indemnitee or Purchaser Indemnitee hereunder, including by using commercially reasonable efforts to (i) resolve any such claim or liability and (ii) mitigate any Loss for which indemnification is sought under this Agreement; provided, however, that the reasonable out-of-pocket costs of such mitigation shall constitute Losses for purposes of this Agreement.  In the event that Purchaser or Seller shall fail to use such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the other Party shall not be required to indemnify any Person for any Losses that would reasonably be expected to have been avoided if Purchaser or Seller, as the case may be, had made such efforts.

(h)For purposes of determining any breach of any Seller Fundamental Representation or any Seller General Representation, and for purposes of determining the amount of Losses arising or resulting therefrom, any materiality, Company Material Adverse Effect or other similar qualification contained in or otherwise applicable to such provisions shall be disregarded; provided that with respect to the representations and warranties set forth in (i) Section 2.15(a) (Absence of Changes), such qualifications shall not be disregarded for purposes of determining any breach thereof but shall be disregarded for purposes of determining the amount of Losses arising or resulting from a breach of such representations and warranties, and (ii) Section 2.06 (No Undisclosed Liabilities), such qualifications shall not be disregarded for any purpose.

(i)Notwithstanding anything to the contrary set forth in this Agreement, Seller shall not be required to indemnify, defend or hold harmless the Purchaser Indemnitees with respect to any Losses pursuant to Section 11.01(a)(i) or Section 11.01(a)(ii) if, with respect to any individual item of Loss or a series of related Losses, such item is less than $20,000 (“Minor Claim”); provided, however, that Minor Claims shall count against the Deductible.

Section 11.04Tax Treatment of Indemnification.  Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

Section 11.05Termination of Indemnification.  The obligations to indemnify and hold harmless any party pursuant to Section 11.01(a) or Section 11.02(a) shall terminate when the applicable Seller Fundamental Representation, Seller General Representation, Purchaser Fundamental Representation or Purchaser General Representation, as

applicable, terminates pursuant to Section 11.07; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before such applicable expiration date, previously made a good faith claim by delivering a notice of such claim in writing (which notice shall describe the applicable breach in reasonable detail), include copies of all available material written evidence thereof and indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the applicable indemnified party in connection therewith) pursuant to Section 11.06 to the party to be providing the indemnification; and provided further, that such limitation shall not apply to claims of, or causes of action arising from, Fraud.

Section 11.06Indemnification Procedures.

(a)Third Party Claims.  In order for a Person (the “indemnified party”) to be entitled to any indemnification provided for under Section 11.01 or Section 11.02 in respect of, arising out of or involving a claim made by any third Person against the indemnified party (a “Third Party Claim”), such indemnified party must notify the party required to provide indemnification therefor (the “indemnifying party”) in writing (which notice shall describe the applicable breach in reasonable detail, include copies of all available material written evidence thereof and indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the applicable indemnified party in connection therewith) of the Third Party Claim within ten (10) Business Days after receipt by such indemnified party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been prejudiced as a result of such failure.  Thereafter, the indemnified party shall deliver to the indemnifying party, within five (5) Business Days after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b)Assumption.  If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided that the indemnifying party shall not have the right to assume the defense thereof where (1) the defendants in any such action include both the indemnified party and the indemnifying party, and the indemnified party has reasonably concluded based on the advice of counsel that there are legal defenses available to it which are different from, additional to or inconsistent with those available to the indemnifying party, or (2) it is reasonably likely that the losses or damages arising or resulting from such Third Party Claim will exceed the amount the indemnified party will be entitled to recover from the indemnifying party pursuant to this Agreement; provided, further, notwithstanding the forgoing proviso, Seller shall have the absolute right to assume the defense of any Third Party Claim related to the matters on Section 11.01(a) of the Purchaser Disclosure Schedule.  Should the indemnifying party so elect in writing to assume the defense of a Third Party Claim, and so long as the indemnifying party thereafter continues to diligently defend such Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof.  If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense.  The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above).  If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to testify and provide additional information and explanation of any material provided hereunder.  Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent.  If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim and which releases the indemnified party completely in connection with such Third Party Claim; provided, however, that the indemnifying party shall not, without prior written consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) injunctive or other nonmonetary relief against the indemnified party, including the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the indemnified party or (ii) a finding or admission of fault or misconduct by the indemnified party.

(c)Other Claims.  In the event any indemnified party should have a claim against any indemnifying party under Section 11.01 or Section 11.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall reasonably promptly deliver written notice of such claim (which notice shall describe the applicable breach in reasonable detail as then known to the indemnified party), include copies of all available material written evidence thereof and indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the applicable indemnified party in connection therewith) to the indemnifying party.  Subject to Section 11.05, this Section 11.06 and Section 11.07, the failure by any indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 11.01 or Section 11.02, except to the extent that the indemnifying party shall have been prejudiced as a result of such failure.

(d)Tax Claims.  Notwithstanding anything to the contrary in this Agreement, in the event of a conflict between this Article XI and Section 7.06(g), Section 7.06(g) shall control.

Section 11.07Survival of Representations and Covenants.  The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing as follows:  (a) the Seller Fundamental Representations and the Purchaser Fundamental Representations shall survive the Closing until the earlier of six (6) years following the Closing Date and the expiration of the applicable statute of limitations (each such applicable date, a “Fundamental Representation Survival Date”); (b) the Seller General Representations and the Purchaser General Representations shall survive the Closing until such date that is twelve (12) months after the Closing Date (the “General Representation Survival Date”); (c) the covenants and agreements of the Company and Seller that do not contemplate performance following the Closing contained in this Agreement shall not survive the Closing; and (d) the covenants and agreements set forth in this Agreement that by their terms are to be performed in whole or in part at or after the Closing shall survive the Closing to the extent provided by their respective terms.  Without limiting the foregoing, except for (i) claims for Fraud with respect to making the representations and warranties set forth in Article II and Article III of this Agreement (as qualified by the Seller Disclosure Schedule), (ii) claims for indemnification pursuant to and subject to the limitations of (x) Section 7.06(g) or (y) this Article XI and (iii) claims for specific performance or other equitable remedies hereunder, no claim shall be brought or maintained by, or on behalf of, any Purchaser Waiving Parties against any Seller Indemnity Party, and no recourse shall be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company, Seller or any other Person set forth or contained in this Agreement, any certificate, instrument, opinion, agreement or other document of the Company, Seller or any other Person delivered hereunder, the subject matter of this Agreement or the Disclosure Schedules or the Transactions, the Business or the ownership, operation, management, use or control of the Business, any of the assets, or any actions or omissions at, or prior to, the Closing.  Purchaser acknowledges and agrees that the agreements contained in this Section 11.07, Section 11.02(c) and the representations and warranties contained in Section 4.08 are an integral part of the Transactions and the inducement of Seller to consummate the Transactions.

Section 11.08Elevator Indemnity.  Without limiting anything in this Article XI, following the Closing, Seller shall reimburse Purchaser for 50% (on a dollar-for-dollar basis) of Purchaser’s reasonable, documented, out-of-pocket costs and expenses required to repair or replace the Firing Building Elevator and the Lime Kiln Dust Silo Elevator (the “Elevator Indemnity”), upon Purchaser’s prompt written notification to Seller of such repair or replacement (which written notification shall set forth in reasonable detail the services provided, the costs of repairs or replacement and other expenses for which Purchaser is seeking reimbursement under the Elevator Indemnity and shall include all supporting material related to such claims, including copies of invoices related to such costs and expenses, and such notice shall be provided not later than thirty (30) days after completion of such repair or replacement) (the “Elevator Indemnity Notice”); provided that the maximum aggregate amount reimbursable by Seller under this Section 11.08 shall be $460,000 (the “Elevator Indemnity Cap”) and neither Seller nor any of its Affiliates shall have any obligation to reimburse Purchaser or any of its Affiliates under this Section 11.08 for any amount in excess of the Elevator Indemnity Cap; provided, further, that Seller shall have no obligations under this Section 11.08 and Purchaser shall not be entitled to seek or receive any amounts under the Elevator Indemnity if Purchaser fails to timely provide the Elevator Indemnity Notice to Seller; provided, further, that Seller shall have no further obligations with respect to the Elevator Indemnity following the Elevator Indemnity Termination Date.  The Elevator Indemnity, and any and all obligations of Seller related thereto, shall terminate on the earliest of (a) with respect to each of the Firing Building Elevator and the Lime Kiln Dust Silo Elevator, the date on which the repairs or replacement as are necessary to put such elevators in good working order following the Closing are completed (provided that, if Purchaser timely provides Seller with the Elevator Indemnity Notice, Seller shall still be obligated to pay such amounts owed in connection with the Elevator Indemnity up to the Elevator Indemnity Cap but, for the avoidance of doubt, shall have no obligations thereafter), (b) the one year anniversary of the Closing Date or (c) the date on which Seller has reimbursed Purchaser in respect of the Elevator Indemnity in an aggregate amount equal to the Elevator Indemnity Cap (the earliest to occur with respect to the Firing Building Elevator or the Lime Kiln Dust Silo Elevator, as applicable, the “Elevator Indemnity Termination Date”).  For the avoidance of doubt, the amount that Purchaser contributes toward such repair or replacement of either the Firing Building Elevator or the Lime Kiln Dust Silo Elevator shall not count toward the Deductible  and the amount that Seller contributes toward such repair or replacement of either the Firing Building Elevator or the Lime Kiln Dust Silo Elevator shall not count toward the General Indemnity Amount.  For purposes of this Section 11.08, the term “Purchaser” shall include the Company.

Article XII

MISCELLANEOUS

Section 12.01Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable by any Party without the prior written consent of each other Party.  Any attempted assignment in violation of this Section 12.01 shall be null and void.

Section 12.02No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such assigns, any legal or equitable rights hereunder.  Notwithstanding the foregoing, Kirkland & Ellis LLP shall be a third-party beneficiary of Section 12.15.

Section 12.03Expenses and Fees.  Whether or not the Transactions are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs or expenses.

Section 12.04Amendments; Waivers.  This Agreement may not be amended except by an instrument in writing signed by each of the Parties.  No purported waiver of any right of a Party to enforce any term, condition or other provision of this Agreement shall be enforceable against such Party unless set forth in an instrument in writing signed by such Party, and any such waiver shall be effective only in the specific instance and for the specific and limited purpose for which it was given and shall not be deemed a waiver of any other right under, or provision of, this Agreement or of the same breach or default upon any recurrence thereof.  No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 12.05Notices.  All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been given, made, delivered and received (a) immediately upon delivery by hand, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (c) immediately upon transmission via e-mail and confirmation of receipt, other than by automated reply (provided that a Party receiving a notice by e-mail transmission shall confirm receipt thereof, if so requested by the sending Party and if such confirmation is not provided, so long as the sending Party sends such notice the following Business Day, fees prepaid, via a reputable nationwide overnight courier service, such notice shall be deemed delivered at the time of the initial email transmission), or (d) three (3) Business Days after the date mailed by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the relevant Party at the applicable following address (or at such other address for such Party as shall be specified in a notice given in accordance with this Section 12.05):

(a)if to Purchaser or the Company after Closing,

Mississippi Lime Company
3870 S Lindbergh Blvd
St. Louis, Missouri 63127
Attention:  Bill Ayers
Email:  WHAyers@MLC.com

with a copy (which shall not constitute notice) to

Armstrong Teasdale LLP
7700 Forsyth Boulevard, Suite 1800
St. Louis, Missouri 63105
Attention:  Dan Godar; Michael Jefferies
Email:  dgodar@armstrongteasdale.com, and mjefferies@armstrongteasdale.com

(b)if to Seller or the Company prior to Closing,

3 Summit Park Drive
Suite 700
Independence, Ohio 44131
Attention:  Chad Reynolds; Beau Bonner
Email:  chad.reynolds@coviacorp.com;
beau.bonner@coviacorp.com

with a copy (which shall not constitute notice) to

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:Eric Schiele, P.C.
Email:  eric.schiele@kirkland.com

Section 12.06Interpretation.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall,” and vice versa.  The word “or” shall be construed to have the same meaning and effect as the inclusive term “and/or”.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to July 3, 2019.  All terms defined in this Agreement shall have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as amended, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth therein), (ii) the words “herein”,

“hereto”, “hereby”, “hereof” and “hereunder” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iii) all references herein to Articles, Sections, Annexes, Exhibits or Schedules shall be construed to refer to Articles, Sections, Annexes, Exhibits or Schedules to this Agreement, (iv) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (v) any reference in this Agreement to words imparting the singular number only shall include the plural and vice versa, (vi) if any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be deferred until the next Business Day, (vii) references to Seller or the Company having provided to Purchaser or made available to Purchaser or words of similar import with respect to any item provided or made available to Purchaser shall include any item posted at least twelve (12) hours prior to the execution of this Agreement in the Project Sprite dataroom maintained by Intralinks and (viii) financial terms used but not defined herein shall have the meanings ascribed to such terms under GAAP.  Each of the Seller Disclosure Schedule and the Purchaser Disclosure Schedule and all Annexes, Exhibits and Schedules are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 12.07Disclosure Schedules.  Seller and the Company have set forth certain information and other matters in the Seller Disclosure Schedule, and Purchaser has set forth certain information in the Purchaser Disclosure Schedule, in each case, in a section thereof that corresponds to the Section, or a portion of such Section, to which it relates.  Notwithstanding anything herein to the contrary, if the relevance of any item, information or other matter set forth in any section of any Disclosure Schedule to any other section of such Disclosure Schedule is reasonably apparent, then such item, information or other matter shall be deemed to be disclosed against such other section of such Disclosure Schedule, regardless of whether such item, information or other matter is actually set forth (by cross-reference or otherwise) in such other section of such Disclosure Schedule.  The Parties acknowledge and agree that (a) the inclusion of any item, information or other matter in any Disclosure Schedule that is not required by this Agreement to be so included is solely for the convenience of the other Party, (b) the disclosure by any Party of any item, information or other matter in any Disclosure Schedule shall not be deemed to constitute an acknowledgement by such Party that such item, information or other matter is required to be disclosed by the terms of this Agreement, (c) each Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement, (d) the Disclosure Schedules and the information and other matters contained therein are not intended to broaden or constitute, and shall not be construed as broadening or constituting, representations, warranties or covenants of any Party except as and to the extent provided in this Agreement, (e) disclosure of any item on any Disclosure Schedule shall not constitute or be deemed an admission or indication that such item or matter is material or would have a Company Material Adverse Effect, and shall not imply a measure for materiality for purposes of this Agreement, and (f) no disclosure on a Disclosure Schedule relating to a possible breach or violation of any Contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

Section 12.08Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when each Party has executed such a counterpart and delivered it to the other Parties.  Delivery by a Party of an executed signature page of this

Agreement by facsimile, email or other electronic imaging means shall be as effective as delivery by such Party of a manually executed counterpart of this Agreement.

Section 12.09Entire Agreement.  This Agreement, the Other Transaction Documents and the Confidentiality Agreement contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

Section 12.10Severability.  If any provision of this Agreement is held to be invalid, illegal or incapable of being enforced under any applicable Law or public policy, all other provisions of this Agreement, and the application of such invalid, illegal or unenforceable provision to any Person or circumstance other than that with respect to whom or which it was held to be invalid, illegal or unenforceable, shall nonetheless remain in full force and effect so long as the economic and legal substance of the Transactions is not affected in any manner that is, or would reasonably be expected to be, materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions are consummated as originally contemplated to the fullest extent possible.

Section 12.11Specific Performance; Limitation on Liability.

(a)The Parties acknowledge and agree that irreparable damage, for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that any Party does not perform its obligations under this Agreement (including by failing to take such actions as are required of it hereunder to consummate the Transactions) in accordance with the applicable terms and conditions hereof or otherwise breaches any provision hereof.

(b)The Parties acknowledge and agree that, (i) prior to the valid termination of this Agreement in accordance with Article IX, each Party shall be entitled to an Injunction or Injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the provisions hereof in the courts described in Section 12.12(a), without proof of damages or otherwise, in addition to any other remedy to which it is entitled under this Agreement or at law or in equity and (ii) the right of specific performance described in this Section 12.11(b) is an integral part of the Transactions and, without such right, no Party would have entered into this Agreement.  Without limitation of the foregoing, the Parties hereby further acknowledge and agree that each Party shall be entitled to specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of the covenants required to be performed by any other Party under, this Agreement (including Section 7.01) and to cause such other Party to consummate the Closing and to make the payments contemplated by this Agreement (including Article I), in addition to any other remedy to which any Party is entitled at law or in equity, including the Company’s right to terminate this Agreement pursuant to Article IX.

(c)Each Party agrees that it will not oppose the granting of an Injunction or Injunctions, specific performance or other equitable relief on the basis that such other Party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or in equity.

(d)The Parties acknowledge and agree that any Party seeking an Injunction or Injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.11 shall not be required to post any bond or other security in connection with any such Injunction or Injunctions.

(e)If, prior to the earlier to occur of (i) the Outside Date and (ii) the termination of this Agreement in accordance with Article IX, any Party brings any Proceeding in accordance with Section 12.12 to prevent any breach of this Agreement and to enforce specifically the provisions hereof, the Outside Date shall be automatically extended by (A) the amount of time during which such Proceeding is pending, plus twenty (20) Business Days or (B) such other time period established by the court presiding over such Proceeding, as the case may be.

Section 12.12Consent to Jurisdiction.

(a)Each Party hereby (i) agrees that any Proceeding arising out of, under or relating to this Agreement or any of the Transactions, whether directly or indirectly, or for recognition or enforcement of any judgment rendered in such a Proceeding, will be heard and determined in the Chancery Court of the State of Delaware (and each Party agrees that no such Proceeding relating to this Agreement will be brought by it or any of its Affiliates except in such court), subject to any appeal; provided, that, if the Chancery Court of the State of Delaware lacks subject matter jurisdiction over such a Proceeding, then such Proceeding may be brought in any Delaware state court or any federal court located in the State of Delaware, and (ii) irrevocably and unconditionally submits to the exclusive jurisdiction of any such court in any such Proceeding.

(b)Each Party further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s address set forth in Section 12.05 shall be effective service of process on such Party for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 12.12.

(c)Each Party, on behalf of itself and on behalf of each of its Affiliates, hereby (i) irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or any of the Transactions in any court referenced in Section 12.12(a), (ii) irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum and (iii) agrees that a final judgment in any such Proceeding brought in any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 12.13WAIVER OF JURY TRIAL.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS, WHETHER DIRECTLY OR INDIRECTLY.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.13.

Section 12.14GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN

UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 12.15Conflicts.  Recognizing that Kirkland & Ellis LLP has acted as legal counsel to Seller, its Affiliates and the Company prior to the Closing, and that Kirkland & Ellis LLP intends to act as legal counsel to Seller and its Affiliates (which will no longer include the Company) after the Closing, each of Purchaser and the Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Kirkland & Ellis LLP representing Seller and/or its Affiliates after the Closing as such representation may relate to Purchaser, the Company or the Transactions.  In addition, Purchaser agrees that all communications prior to the Closing among Kirkland & Ellis LLP and Seller, its Affiliates or the Company and all attorney work product that in either case relate to the Transactions (collectively, the “Protected Information”), the attorney-client privilege, the expectation of client confidence, all attorney work product protections and all similar protections belong to Seller and may be controlled by Seller and shall not pass to or be claimed by Purchaser or the Company.  The Protected Information is the property of Seller, and from and after the Closing, none of the Company, or any Person purporting to act on behalf of or through the Company, will seek to obtain such communications or work product, whether by seeking a waiver of the attorney-client privilege or work product protection or through other means.  The Protected Information may be used by Seller, and/or any of its Affiliates in connection with any dispute that relates in any way to the Transactions and the Company and Purchaser shall have no right to use or rely on the Protected Information.   Further, the Company shall not have access to any Protected Information, or to the files of Kirkland & Ellis LLP relating to its engagement, whether or not the Closing shall have occurred.  Without limiting the generality of the foregoing, upon and after the Closing, (a) Seller and its Affiliates (and not the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and the Company shall not be a holder thereof, (b) to the extent that files of Kirkland & Ellis LLP in respect of such engagement constitute property of the client, only Seller and its Affiliates (and not the Company) shall hold such property rights and (c) Kirkland & Ellis LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company by reason of any attorney-client relationship between Kirkland & Ellis LLP and the Company or otherwise.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

COVIA HOLDINGS CORPORATION,
by	/s/ Andrew D. Eich
Name: Andrew D. Eich
Title: Executive Vice President and Chief Financial Officer

COVIA LIME LLC,
by	/s/ Chadwick P. Reynolds
Name: Chadwick P. Reynolds
Title: Executive Vice President, General Counsel and Secretary

MISSISSIPPI LIME COMPANY,
by	/s/ William H. Ayers
Name: William H. Ayers
Title: President and CEO

[Signature Page to Membership Interest Purchase Agreement]

ANNEX A

DEFINITIONS

“$” means lawful money of the United States of America.

“Accounting Principles” means (a) with respect to periods beginning on or after January 1, 2018, GAAP consistently applied throughout the applicable periods and (b) the accounting practices, policies, judgments and methodologies set forth in Annex B (it being understood that, in the event of a conflict between clauses (a) and (b), clause (b) shall control).

“Acquisition” means the sale by Seller to Purchaser, and the purchase by Purchaser from Seller, of all of the outstanding Company Interests.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; provided, that, with respect to Seller, (i) the term “Affiliate” as used in this Agreement shall be deemed to reference only Seller’s controlled Affiliates and (ii) in no event shall any shareholder of Seller or any Affiliate of any shareholder of Seller (other than Seller and its controlled Affiliates) be deemed to be an Affiliate of Seller for purposes of this Agreement.  For purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  For the avoidance of doubt, the Company shall be an Affiliate of Seller prior to the Closing and shall be an Affiliate of Purchaser from and after the Closing.

“Allocation” has the meaning set forth in Section 7.06(e).

“Antitrust Law” means any federal, state, provincial and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assignment Agreements” means (a) the assignment and assumption agreement to be entered into by Seller, Purchaser and the Company and (b) the assignment of membership interests to entered into by Seller in favor of Purchaser, in substantially the forms attached hereto as Exhibit A.

“Base Purchase Price” means $135,000,000.

“Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and any other material plan, program or arrangement providing for severance or retention benefits, profit-sharing, bonuses, stock options, stock appreciation, stock purchase or other stock-related rights, incentive or deferred compensation, change-in-control benefits, paid time off benefits, health or medical benefits, dental benefits, disability benefits, post-employment or retirement benefits, in each case, (a) that is sponsored or maintained by Seller or any of its Affiliate,

Annex A – 1

or to which Seller or its Affiliates makes contributions or is required to make contributions, for the benefit of any Business Employee and (b) excluding any Multiemployer Plan and any plan, program or arrangement mandated by applicable Law.

“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in New York City.

“Business Employee” means any employee of the Company.

“Calera Union Contract” means the collective bargaining agreement between Unimin Lime Corporation dba Southern Lime, Calera Plant and United Steel, Paper and Forestry, Rubber, Manufacturing, Allied Industrial and Service Workers International Union on behalf of Local Union 9-00537-01, dated March 4, 2017.

“Cash” means, as of any time of determination, and without duplication of any component, an amount equal to (a) the aggregate amount of cash, cash equivalents and marketable securities held by the Company plus (b) the aggregate amount of checks and drafts deposited for the account of the Company minus (c) the aggregate amount of uncleared checks and drafts issued by the Company, in each case determined and calculated in accordance with the Accounting Principles.  For the avoidance of doubt, Cash shall not include any item included in the calculation of Working Capital.

“Closing Date Purchase Price” means the Purchase Price calculated using the estimates included in the Estimated Statement.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Material Adverse Effect” means any change, effect, event or occurrence that has, or would reasonably be expected to result in, a material adverse effect (a) on the assets, liabilities, financial condition or results of operations of the Company, taken as a whole, or (b) on the ability of Seller or the Company to consummate the Transactions; provided, however, that (i) “Company Material Adverse Effect” shall exclude any such change, effect, event or occurrence to the extent resulting from (A) any change, effect, event or occurrence in the credit, financial or capital markets or the economy in general, including changes in interest or exchange rates, (B) any change, effect, event or occurrence in regulatory, legislative or political conditions, (C) any change, effect, event or occurrence in applicable Law or applicable accounting regulations or principles, including GAAP, or the interpretation or enforcement of any of the foregoing, (D) any change, effect, event or occurrence in general in any of the industries or geographic areas in which the Company operates, (E) any seasonal fluctuation in the Business, (F) the negotiation (including activities related to due diligence) or execution and delivery of this Agreement or any Other Transaction Document, the consummation of the transactions contemplated hereby or thereby, the identity of, or any facts or circumstances relating to, Purchaser or its Affiliates or any action or inaction by Purchaser or its Affiliates, or the announcement or other publicity with respect to any of the foregoing (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees, labor unions or regulators or any Proceedings resulting or arising therefrom), (G) any act or threat of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening of the foregoing, any

Annex A – 2

hurricane, flood, tornado, earthquake, pandemics or natural disaster, or any other force majeure event, whether or not caused by any Person, or any national or international calamity or crisis, (H) any action or inaction by Seller, the Company or any of their respective Affiliates, which action or inaction is permitted, required or otherwise contemplated by this Agreement or any of the Other Transaction Documents or is consented to or requested by Purchaser in writing, and any omission by Seller, the Company or any of their respective Affiliates of an action requiring Purchaser’s consent and which consent was not granted, (I) any failure of the Company to meet any internal or external projection, estimate, budget, prediction, plan, milestone or forecast (it being understood that the underlying facts giving rise or contributing to such failure described in this clause (I) may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (J) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Entity, or (K) any matter set forth in the Seller Disclosure Schedules (to the extent it is reasonably apparent on the face of the applicable disclosure that such disclosed matter is or would reasonably be expected to be materially adverse to the Company), except, in the case of each of clauses (A), (B), (C), (D), (G) and (J), to the extent that the Company is materially disproportionately affected thereby as compared with other participants in the industry in which the Company operates (in which case, only the incremental materially disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect), and (ii) any right to insurance or indemnification available to the Company shall be taken into account in determining whether there has been a Company Material Adverse Effect.  For the avoidance of doubt, a Company Material Adverse Effect shall be measured only against past performance of the Company and not against any forward-looking projections or forecasts of the Company or the Business.

“Confidentiality Agreement” means the confidentiality agreement entered into by Seller and Purchaser as of February 5, 2019, and the Clean Team Confidentiality Agreement entered into by Seller and Purchaser as of May 20, 2019.

“Contract” means any agreement, contract, lease, sublease, license, sublicense, indenture, mortgage, deed of trust or other commitment or arrangement, in each case, that is legally binding.

“Deductible” means an amount equal to Six Hundred Seventy Five Thousand Dollars ($675,000).

“Disclosure Schedule” means the Seller Disclosure Schedule or the Purchaser Disclosure Schedule.

“Environmental Law” means any Law or Injunction in effect as of the Closing Date and relating to pollution, protection of the environment, endangered or threatened species or the preservation or restoration of natural resources.

“Environmental Permit” means any license, certificate, permit, authorization, registration or approval issued or granted by a Governmental Entity pursuant to any Environmental Law or required under any Environmental Law.

Annex A – 3

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Evaluation Material” has the meaning ascribed to such term in the Confidentiality Agreement.

“Final Purchase Price” means the Purchase Price as finally determined in accordance with Section 1.04.

“Former Business Employee” means any former employee of the Company.

“Fraud” means a fraudulent act committed by a Party with the intent to deceive another Party and to induce that Party to enter into this Agreement, and requires a false representation of material fact made in a representation or warranty set forth in Article II, Article III or Article IV; provided, that, such fraudulent act of such Party shall only be deemed to exist if (a) (x) a senior management officer of such Party or (y) in the case of Seller, a person included in the definition of Knowledge of Seller, in each case, had actual knowledge (as opposed to any claim based on constructive knowledge, negligent or reckless misrepresentation or similar theory) of the breach when the applicable representation or warranty was made, (b) such person made such representation or warranty with an intent to induce the Party to whom such representation or warranty was made to act or refrain from acting, (c) the Party to whom such representation or warranty was made actually relied on such representation or warranty and was justified in such reliance, and (d) such Party suffered actual damage by reason of such justified and actual reliance.

“Funded Debt” means, as of any time of determination, without duplication of any component, and to the extent then outstanding, an amount equal to the sum of (a) the aggregate amount of principal and accrued and unpaid interest in respect of indebtedness of the Company (i) for borrowed money or (ii) evidenced by notes, debentures, bonds or other similar instruments, (b) the net amount required to settle all obligations of the Company under interest rate, currency, swap or other hedging arrangements (which amount, for the avoidance of doubt, shall reduce Funded Debt if in an asset position), (c) any obligations arising under leases required to be accounted for as capital leases under GAAP, (d) all obligations of the Company in respect of guarantees of obligations of the types described in clauses (a) through (c) of any other Person, in the case of each of clauses (a) through (c), determined and calculated in accordance with the Accounting Principles, and (e) the Stone Crushing Amount; provided, that in no event shall Funded Debt include obligations arising under or with respect to any real estate lease or operating lease or any guarantees or obligations that are released upon Closing, including, for the avoidance of doubt, guarantees or obligations arising under or related to the Seller Credit Documents.  For the avoidance of doubt, Funded Debt shall not include any item included in the calculation of Working Capital.

“GAAP” means generally accepted accounting principles in the United States as in effect (i) with respect to financial information for periods on or after the Closing Date, as of the date of this Agreement and (ii) with respect to financial information for periods prior to the Closing Date, as of such applicable time.

“General Indemnity Amount” means an amount equal to Six Hundred Seventy Five Thousand Dollars ($675,000).

Annex A – 4

“Governmental Entity” means any supranational, federal, state, provincial or local (a) government, or any division, agency, commission or instrumentality thereof, (b) arbitration tribunal or (c) court.

“Hazardous Material” means any petroleum or petroleum product, radioactive material or waste, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls, or other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law due to its dangerous or deleterious properties or characteristics.

“Income Tax” means any Tax imposed on or measured by net income.

“Income Tax Return” shall mean any Tax Return with respect to Income Taxes.

“Injunction” means any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued or granted by a Governmental Entity having jurisdiction over the subject matter thereof and any person or property bound thereby.

“Intellectual Property” means, collectively, the following intellectual property, if and to the extent protectable under applicable Law:  (i) patents and patent applications, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith; (ii) trademarks, service marks, brand names, logos, slogans and trade dress or other indicia of origin, together with any applications for registration, registrations and renewals of, and the goodwill associated with, any of the foregoing (collectively, the “Marks”); (iii) Internet domain names; (iv) copyrights and copyrightable works of authorship, together with any applications for registration, registrations and renewals of any of the foregoing; and (v) trade secrets and know-how (including inventions, formulae, processes, methods and technology).

“Inventory” means all raw materials, work-in-process, parts, spare parts, packaging materials, labels, supplies, finished goods (including in transit, on consignment or in the possession of any third party) and other inventories.

“Knowledge of Seller” or “Seller’s Knowledge” or any derivation thereof means the actual knowledge without independent investigation (and shall in no event encompass constructive, imputed or similar concepts of knowledge) of the individuals listed on Section 13.1(a) of the Seller Disclosure Schedule.

“Law” means any law (including any common law), statute, legally binding rule, ordinance or regulation.

“Liabilities” means liabilities, obligations, and commitments of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued.

“Lookback Date” means the date that is three years prior to the date hereof.

“Lookback Period” means the period of time beginning on the Lookback Date through the date hereof.

Annex A – 5

“Marks” has the meaning set forth in the definition of “Intellectual Property” in this Annex A.

“Measurement Time” means, with respect to Funded Debt and Unpaid Company Transaction Expenses, the time the Closing occurs, and, with respect to Cash and Working Capital, 12:01 a.m., New York City time, on the Closing Date.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA.

“Non-Income Tax Return” shall mean any Tax Return other than an Income Tax Return.

“Other Transaction Documents” means the Transaction Documents other than this Agreement.

“Permit” means any license, certificate, permit, authorization, registration or approval issued or granted by a Governmental Entity, excluding any Environmental Permit.

“Permitted Lien” means any (i) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other similar Lien arising or incurred in the ordinary course of business, (ii) Lien to secure the payment of any obligation in respect of workmen’s compensation, unemployment or other insurance, old-age pension or other social security obligation, (iii) Lien to secure the performance of any bid, tender, lease, contract, public or statutory obligation, surety, stay or appeal bond or other similar obligation arising in the ordinary course of business, (iv) Lien arising under or with respect to any original purchase price conditional sales contract or equipment lease entered into in the ordinary course of business, (v) Lien for any Tax, assessment and other governmental charge that is not yet due and payable or is being contested in good faith, (vi) the stated terms of any license of, or covenant with respect to, Intellectual Property, (vii) Real Property Permitted Lien, (viii) Lien created by any action or inaction of Purchaser or any of its Affiliates (other than resulting from a breach by Seller or the Company hereunder), (ix) Lien arising in the ordinary course of business or that does not, individually or in the aggregate, materially impair the continued use and operation of the asset or assets of the Company to which such Lien relates in the conduct of the Business as presently conducted, (x) Lien that will be released prior to or at the Closing, (xi) Lien arising from any provision of any Transaction Document (including Section 5.02) (provided that if any such Lien arises with respect to Seller, the Company or their Affiliates, such Lien shall be released at or prior to Closing), or (xii) Liens set forth on Section 13.1(b) of the Seller Disclosure Schedule.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Plant” means the production facility located at 8035 Alabama Highway 25, Calera, AL 25040.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

Annex A – 6

“Proceeding” means any lawsuit, claim, suit, action, arbitration or similar legal proceeding before a Governmental Entity having jurisdiction over the subject matter thereof and the parties thereto.

“Purchase Price” means an amount, calculated as of the Measurement Time, equal to (i) the Base Purchase Price plus (ii) Cash, minus (iii) Funded Debt, minus (iv) Unpaid Company Transaction Expenses, minus (v) the amount, if any, by which Working Capital is less than the Target Working Capital, plus (vi) the amount, if any, by which Working Capital is greater than the Target Working Capital.

“Purchaser Disclosure Schedule” means Purchaser’s disclosure schedule attached hereto and incorporated herein.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 4.01 (“Organization and Standing”), Section 4.02 (“Authority; Binding Effect”), Section 4.06 (“Sufficient Funds”), Section 4.07 (“Solvency”) and Section 4.08 (“Brokers”).

“Purchaser General Representations” means the representations and warranties set forth in Article IV, other than the Purchaser Fundamental Representations.

“Purchaser Material Adverse Effect” means any change, effect, event or occurrence that has, or would reasonably be expected to result in, a material adverse effect on the ability of Purchaser to (a) consummate the Transactions or (b) perform its obligations under this Agreement or any of the Other Transaction Documents, in each case, in a timely manner.

“R&W Insurance Policy” means the buyer-side representations and warranties insurance policy incepting on the date hereof, bearing policy number 01 DR 0338603-19, to be issued by Pacific Insurance Company, Limited.

“Real Property Permitted Lien” means any (a) Lien that has been placed by any developer, landlord or other third party on any property over which the Company has easement rights, in each case, together with any subordination or similar agreements relating thereto, (b)  applicable zoning or building code or other similar applicable Law, (c) condition that would be shown by a current, accurate survey or physical inspection of any Owned Property or (d) recorded easement, covenant, right-of-way or other similar restriction.

“Records” means all books, records and documents, in any form or medium, including (a) books of account, (b) ledgers, (c) general, financial and accounting records (d) files, (e) invoices, (f) lists of customers and suppliers, (g) other distribution lists, (h) billing records, (i) sales and promotional literature, (j) manuals and (k) correspondence; provided, that this term shall not include any Tax Return of, or with respect to, any Seller Tax Group.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal or leaching into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

Annex A – 7

“Representative” means, with respect to any specified person, any officer, director, employee, attorney, auditor, financial or other advisor or other agent or representative of such specified person.

“Seller Credit Documents” means (a) that certain Credit and Guaranty Agreement dated as of June 1, 2018, among Covia Holdings Corporation, as borrower, Barclays Bank PLC, as administrative agent and collateral agent and the other parties thereto, as amended by the First Amendment thereto, dated as of March 19, 2019 and as may be further amended, restated, amended and restated or otherwise modified from time to time and (b) that certain Pledge and Security Agreement dated as of June 1, 2018, among Covia Holdings Corporation, each of the grantors party thereto and Barclays Bank PLC, as collateral agent as may be amended, restated, amended and restated or otherwise modified from time to time.

“Seller Disclosure Schedule” means Seller’s disclosure schedule attached hereto and incorporated herein.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 2.01 (“Organization and Standing”), Section 2.02 (“Authority; Binding Effect”), Section 2.04 (“Capitalization”), Section 3.01 (“Ownership of Company Interests”), Section 3.02 (“Authority; Binding Effect”), and Section 3.05 (“Brokers”).

“Seller General Representations” means the representations and warranties set forth in Article II and Article III hereof, other than the Seller Fundamental Representations.

“Seller Names and Marks” means (a) the name of each of Seller and its Affiliates as of the Closing Date that contains “Covia”, “Covia Lime”, “Unimin” or “Unimin Lime” and any associated logo or other Mark, (b) any Mark that is similar to, or is a variation or derivative of, any of the foregoing (including any translation, abbreviation, adaptation or combination thereof), and (c) any application for registration, registration or renewal of, or social media handle associated with, any of the foregoing, together with all goodwill associated with the foregoing Mark (and, with respect to each of the foregoing, regardless of whether used alone or together with any other word or logo, slogan, symbol, design or other formative).

“Seller Tax Group” means any consolidated, combined, unitary or similar Tax group of which Seller or any of its Affiliates (other than the Company) is the common parent.

“Significant Employees” means those Persons listed in Section 13.1(c) of the Seller Disclosure Schedule.

“Solvent” means, as of any time of determination, and with respect to any specified Person, that (i) the aggregate value of the combined assets of such person and its subsidiaries (determined and calculated in accordance with GAAP) will exceed the aggregate value of the combined liabilities of such Person and its subsidiaries (determined and calculated in accordance with GAAP), (ii) such Person and its subsidiaries have not incurred, and do not intend or reasonably expect to incur, combined liabilities (determined and calculated in accordance with GAAP) beyond their collective ability to pay such liabilities as such liabilities mature and (iii) each of such Person and each of its subsidiaries has sufficient capital and liquidity with which to conduct its business.

Annex A – 8

“Stone Crushing Amount” means the amount of fees, costs and expenses (solely to the extent unpaid as of the Closing) incurred by the Company and payable to any party providing goods or services in connection with the Stone Crushing Project, including Knight Industrial Equip Inc., MOR PPM Inc., Sky Electrical Contractors, NHWL Engineering Inc., KGS Steel Inc., Industrial Fabrication, South East Fabricators Inc.

“Stone Crushing Project”  means the Company’s project to improve the Kiln feed system by replacing two outdated screens and three conveyors and streamlining the process by eliminating four other screens, two conveyor belts and multiple transfer points.

“Target Working Capital” means $5,834,539.

“Tax” means any federal, state, provincial or local tax or similar assessment imposed by a Governmental Entity, including such taxes and assessments with respect to income, franchise, capital gain, ad-valorem, sales, use, real property, personal property (tangible or intangible), employment, withholding, payroll, unemployment, social security, disability, goods and services, customs and duties, and including any interest, penalty or additional amount imposed with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity responsible for the imposition of any Tax.

“Transaction Documents” means (a) this Agreement, (b) the Transition Services Agreement and (c) the Assignment Agreements.

“Transactions” means the Acquisition and the other transactions contemplated by this Agreement.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, value-added, registration, and other similar Taxes (including all recording fees, applicable real estate transfer Taxes and real property transfer gains Taxes) incurred by any person in connection with the Acquisition.

“Transition Services Agreement” means the transition services agreement to be entered into by Seller and Purchaser, in substantially the form of Exhibit C.

“Unpaid Company Transaction Expenses” means all fees, costs, expenses (to the extent unpaid as of the Closing) incurred by the Company in connection with the negotiation, documentation and consummation of the Transactions , together with any amounts payable by the Company to any of its employees solely as a result of the Transactions (to the extent unpaid as of the Closing), and including the employer portion of any Taxes related to such payments.  For the avoidance of doubt, Unpaid Company Transaction Expenses shall not include any item included in the calculation of Working Capital.

Annex A – 9

“Willful Breach” means an action or failure to act by one of the Parties that constitutes a material breach of this Agreement, and such action was taken or such failure occurred with such Party’s knowledge or intention that such action or failure to act would reasonably be expected to constitute a material breach of this Agreement, including a failure by Purchaser or Seller to consummate the Closing when required pursuant to Section 1.02.  Notwithstanding anything to the contrary, any breach by Purchaser of the provisions of Section 7.01(b) shall be a Willful Breach.

“Working Capital” means, as of any time of determination, an amount equal to the difference of (a) the value of the current assets of the Company calculated in accordance with the Accounting Principles and including only those line items that are included in the example calculation of Working Capital set forth on Annex C and (b) the value of the current liabilities of the Company calculated in accordance with the Accounting Principles and including only those line items that are included in the example calculation of Working Capital set forth on Annex C.

Annex A – 10

The following defined terms have the meanings ascribed to such terms in the Sections set forth below:

Term	Section
Accounting Firm	1.04(b)
Agreement	Preamble
Allocation	7.06(e)
Authorization	2.03(b)
Business	Recitals
Closing	1.02(a)
Closing Balance Sheet	1.04(a)
Closing Date	1.02(a)
COBRA	2.14(f)
Company	Preamble
Company Environmental Permit	2.17(a)(ii)
Company Intellectual Property	2.10(a)
Company Interests	Recitals
Company Permit	2.12(a)
Consent	2.03(a)
Continuation Period	10.02
Disagreement Deadline	1.04(b)
Estimated Statement	1.03
Excluded Assets	7.04(a)
Filing	2.03(b)
Financial Statements	2.05
Fundamental Representation Survival Date	11.07
General Representation Survival Date	11.07
HSR Act	8.01(c)
indemnified party	11.06(a)
indemnifying party	11.06(a)
IRS	2.14(b)
Latest Balance Sheet	2.05
Latest Balance Sheet Date	2.05
Lease	2.09(b)
Leased Property	2.09(b)
Lien	2.03(a)
Losses	11.01(a)
Material Contract	2.11(b)
Material Customers	2.20
Material Suppliers	2.20
Minor Claim	11.03(i)
Notice of Disagreement	1.04(b)
Outside Date	9.01(d)
Owned Property	2.09(a)
Party	Preamble
Protected Information	12.15
Purchaser	Preamble

Annex A – 11

Term	Section
Purchaser 401(k) Plan	10.09
Purchaser Benefit Plans	10.05
Purchaser Entities	7.01(b)(ii)
Purchaser Indemnitees	11.01(a)
Purchaser Payments	4.06
Purchaser Waiving Parties	11.01(c)
Remedies Exception	2.02(c)
Sample Calculation	1.04(d)
Seller	Preamble
Seller Contest	7.06(b)
Seller Indemnitees	11.02(a)
Seller Indemnity Parties	11.01(c)
Statement	1.04(a)
Straddle Period	7.06(g)
Tax Proceeding	7.06(b)
Tax Records	7.03(b)
Third Party Claim	11.06(a)
Transferred Employee	10.01
Transitional Period	6.02(a)
Union Contract	2.11(a)(i)

Annex A – 12